                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant   [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

    [X]  Preliminary Proxy Statement                        [ ]  Confidential, for Use of the Commission Only
    [ ]  Definitive Proxy Statement                              (as permitted by Rule 14a-6(e)(2))
    [ ]  Definitive Additional Materials
    [ ]  Soliciting Material Pursuant to Rule 14a-11(c)
         or Rule 14a-12

                         SHELBOURNE PROPERTIES III, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]   No fee required.
[X]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          (1)  Title of each class of securities to which transaction applies:
               Common Stock, par value $0.01 per share

          (2)  Aggregate number of securities to which transaction applies:
               788,772

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               The filing fee has been calculated in accordance with Rule 0-11 under the Exchange Act and is equal to 1/50 of one percent of the product of 788,772 shares of Common Stock and the estimated per share liquidation proceeds of $56.72.

          (4)  Proposed maximum aggregate value of transaction: $44,739,147.80

          (5)  Total fee paid: $8,947.83

[ ]   Fee paid previously with preliminary materials:  N/A

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:

          (2)  Form, Schedule or Registration Statement No.:

          (3)  Filing Party:

          (4)  Date Filed:

                         SHELBOURNE PROPERTIES III, INC.
                         c/o FIRST WINTHROP CORPORATION
                           7 BULFINCH PLACE, SUITE 500
                                BOSTON, MA 02114

                                 SPECIAL MEETING

                              ____________ __, 2002

                                         _________ __, 2002

Dear Fellow Stockholder:

         You are cordially invited to attend a special meeting of stockholders of Shelbourne Properties III, Inc. (the "Company") to be held at the 11th Floor Conference Center in the offices of Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York 10022, on __________ ___, 2002, at 12:00 p.m., local time.

         At the special meeting, we will ask you to approve a plan of liquidation for the Company. The plan of liquidation was approved by the prior members of the board of directors as part of the July 2002 settlement of a lawsuit brought against the Company by HX Investors, L.P. and other stockholders. Following such approval, the board of directors was reconstituted with nominees of HX Investors and, pursuant to the settlement, the reconstituted board is required to submit the plan of liquidation to stockholders for their approval.

         Under the plan of liquidation, the board of directors will file a certificate of dissolution for the Company, wind-up the Company's affairs, endeavor to convert all of the assets of the Company into cash or cash equivalents, pay from Company funds all Company liabilities, including establishing a reserve to fund contingent liabilities in an amount to be determined as information concerning such contingencies becomes available, and distribute the net proceeds of the liquidation to stockholders. In connection with approving the plan of liquidation in August 2002, the prior members of the board estimated that you would receive total liquidation proceeds of approximately $56.72 per share of common stock, if you held your shares through completion of the liquidation. However, no assurance can be given as to the actual amount of liquidation proceeds that will be available for distribution.

         Once a quorum is present or represented by proxy at the special meeting, the affirmative vote of at least a majority of the outstanding shares of our common stock is required to approve the plan of liquidation. As part of the settlement, HX Investors, which owns approximately 41.5% of our outstanding common stock, agreed to vote all of its shares in favor of the plan of liquidation. Accordingly, the affirmative vote of approximately an additional 8.5% of our outstanding common stock will be sufficient to approve the plan of liquidation.

         In connection with approving the plan of liquidation in August 2002, the prior members of the board determined that the plan is in the best interests of stockholders and recommended that you vote "FOR" approval of the plan. You should carefully read the plan of liquidation, a copy of which is attached as Appendix A to the accompanying proxy statement.

         At the special meeting, you will also be asked to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. It is not anticipated that any other matter will be brought before the special meeting. If other matters are properly presented, however, proxies will be voted in accordance with the discretion of the proxy holders.

         Your vote is important. Whether or not you plan to attend the special meeting, you are requested to promptly sign, date and mail the enclosed proxy card in the postage-paid envelope provided. Returning a signed proxy card will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting, but your presence, without further action, at the special meeting will not constitute revocation of a previously delivered proxy.

         On behalf of your board of directors, thank you for your continued support.

                                           Sincerely,

                                           MICHAEL L. ASHNER
                                           President and Chief Executive Officer

                         SHELBOURNE PROPERTIES III, INC.

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON _________ ___, 2002


To the Stockholders of
Shelbourne Properties III, Inc.

     This special meeting of stockholders of SHELBOURNE PROPERTIES III, INC. will be held on [day of week], __________ ___, 2002, in the 11th Floor Conference Center in the offices of Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York 10022, at 12:00 p.m., local time, and at any adjournment or adjournments thereof, for the following purposes:

     1. To consider and vote upon a plan of liquidation, and to ratify and approve the transactions described in the accompanying proxy statement which the Company and its board of directors have undertaken in connection with the plan of liquidation; and

     2. To transact such other business as may properly come before the meeting.

     The board of directors currently knows of no other business to be presented by or on behalf of Shelbourne.

     Only stockholders of record at the close of business on September 27, 2002 will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the meeting. Shelbourne stockholders can vote their shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed pre-addressed, postage-paid envelope. Proxies received after the special meeting will not be counted.

                                     By Order of the Board of Directors



                                     MICHAEL L. ASHNER,
                                     President and Chief Executive Officer

Boston, Massachusetts
____________ __, 2002



     EVEN IF YOU EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO ENSURE THE PRESENCE OF A QUORUM. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
SUMMARY...........................................................................................................1
GENERAL INFORMATION FOR THE SPECIAL MEETING.......................................................................4
   DATE, TIME AND PLACE...........................................................................................4
   PURPOSES.......................................................................................................4
   RECORD DATE FOR VOTING; NUMBER OF VOTES........................................................................4
   QUORUM.........................................................................................................4
   VOTING METHODS AND PROXIES.....................................................................................4
   REQUIRED VOTE..................................................................................................5
   REVOCATION OF PROXIES..........................................................................................5
   INFORMATION REGARDING TABULATION OF THE VOTE...................................................................5
   SOLICITATION OF PROXIES AND EXPENSES...........................................................................6
BACKGROUND OF THE COMPANY'S DECISION TO LIQUIDATE.................................................................7
RECOMMENDATION OF THE PRIOR BOARD.................................................................................9
THE PROPOSAL-- PLAN OF LIQUIDATION...............................................................................12
      What Are You Being Asked To Approve?.......................................................................12
      What are the Key Provisions of the Plan of Liquidation?....................................................12
      What is the Company's Estimate of the Amount and Timing of Distributions to be
           Paid to the Stockholders as a Result of the Liquidation?..............................................15
      Has the Board Received an Opinion with Respect to the Plan of Liquidation?.................................16
      Who Has an Economic Interest in the Proposed Liquidation Other Than
           Common Stockholders?..................................................................................21
      Do the Class A Units in the Operating Partnership Impair the Ability of the
           Company to Liquidate?.................................................................................23
      What Steps has the Company Taken to Implement the Plan of Liquidation?.....................................23
      Does the Company's Existing Credit Facility Affect the Company's Ability to Liquidate?.....................23
      If the Plan of Liquidation is Approved, Will My Shares Continue to Trade on the AMEX?......................24
      Can the Plan of Liquidation Be Terminated?.................................................................25
      Have Any Stockholders Already Agreed to Vote in Favor of the Plan?.........................................25
      What Other Matters Does the Company Believe are Relevant to my Vote?.......................................25
WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE
PLAN OF LIQUIDATION?.............................................................................................26
      Federal Income Tax Consequences to the Company.............................................................26
      Federal Income Tax Consequences to United States Stockholders..............................................27
      Federal Income Tax Consequences to Non-United States Stockholders..........................................27
      Backup Withholding.........................................................................................28
      Liquidating Trust..........................................................................................29
      State and Local Income Tax.................................................................................30
      Transfer Taxes.............................................................................................30
SELECTED HISTORICAL FINANCIAL DATA...............................................................................31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................32
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS........................................................33
WHERE YOU CAN FIND MORE INFORMATION..............................................................................34
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE................................................................34
STOCKHOLDER PROPOSALS............................................................................................35
OTHER MATTERS....................................................................................................36
WHO CAN HELP ANSWER YOUR QUESTIONS...............................................................................36
APPENDICES.......................................................................................................37
   Appendix A - Plan of Liquidation.............................................................................A-1
   Appendix B - Summary of Appraisals...........................................................................B-1
   Appendix C - Fairness Opinion................................................................................C-1

                                     SUMMARY

         This proxy statement contains information regarding the special meeting of stockholders of Shelbourne Properties III, Inc., which we call the "Company." The board of directors is soliciting your proxy to encourage your participation in the voting at the special meeting and to obtain your support for the plan of liquidation.

         This summary does not contain all the information that is important to you. To fully understand the plan of liquidation, you should carefully read the entire proxy statement. The plan of liquidation is attached as Appendix A to this proxy statement. We encourage you to read the plan.


What is the Company's business?

The Company is a real estate investment trust - commonly known as a REIT - engaged in the business of owning and operating income-producing properties. Currently, the Company operates and holds an interest in one office building, three shopping centers, one retail store and three industrial warehouses. The Company's shares of common stock are traded on the American Stock Exchange under the symbol "HXF".

The Company owns its property portfolio through Shelbourne Properties III, LP, a Delaware limited partnership controlled by the Company and which we call the operating partnership.

What is the purpose of the special meeting?

At the special meeting we will ask you to approve the plan of liquidation and authorize the board of directors to carry it out.

Why is this proposal being made?

The plan of liquidation is being submitted to you in accordance with the terms of the July 2002 settlement of a lawsuit against the Company by HX Investors and other stockholders of the Company. The plan of liquidation was approved by the prior members of the board of directors on August 5, 2002. Pursuant to the settlement, on August 19, 2002, the board of directors was reconstituted to consist of individuals nominated by HX Investors, and the reconstituted board is now required to seek stockholder approval to liquidate the Company in accordance with the plan of liquidation.

Has the board made a recommendation with respect to the proposed liquidation?

In connection with approving the plan of liquidation in August 2002, the prior members of the board determined that the plan is in the best interests of stockholders and recommended that you vote "FOR" its approval.

What will I receive in the liquidation?

In connection with approving the plan of liquidation in August 2002, the prior members of the board estimated that you would receive total liquidation proceeds of approximately $56.72 for each share of our common stock that you own, if you held your shares through the completion of the liquidation. The amount of proceeds received from the disposition of individual assets, however, is dependent upon a number of conditions, many of which are beyond the power of the Company to control, including market conditions at the time of each sale, and no assurance can be given as to the actual amount of liquidation proceeds that will be available for distribution.

Will I continue to receive regular quarterly dividends?

In accordance with the terms of the settlement, the Company intends to make quarterly distributions of all operating cash flow in excess of budgeted capital expenditures, anticipated corporate expenses and a reserve of 2% of the current appraised value of the Company's properties.

Will we continue to maintain our status as a REIT?

Pursuant to the plan of liquidation, we are required to make distributions in amounts sufficient to allow the Company to remain qualified as a REIT under the Internal Revenue Code throughout the period of the liquidation of our assets. However, given the changes in the nature of the Company's assets and in the Company's sources of income that could result from dispositions of assets and the need to retain assets to meet liabilities, we cannot assure you that the Company will continue to meet all of the REIT qualification tests. If the Company should fail to qualify as a REIT, it would be taxed as a corporation on income from operations and on gains recognized on liquidating sales of its assets.

What is the anticipated date of the liquidation?

We are working to complete the liquidation as soon as possible. In order to permit the Company to deduct liquidating distributions to stockholders for federal income tax purposes, the Company must dispose all of its assets within 24 months of stockholder adoption of the plan. Accordingly, we intend to place all our remaining assets (if any) at such time in a liquidating trust through which we would continue disposing of our assets. The liquidating trust would be required to dispose of any remaining assets within the subsequent three year period.

What tax consequences are there?

For federal income tax purposes, distributions to you under the plan of liquidation, including your pro rata share of the fair market value of any assets that are transferred to a liquidating trust, should not be taxable to you until they exceed the tax basis of your shares of common stock, and then should be taxable to you under federal law as capital gain assuming you hold your shares as a capital asset. You should consult your own tax advisor for a full understanding of the particular tax consequences of the liquidation to you.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date of September 27, 2002 are entitled to receive notice of the special meeting and to vote those shares of common stock that they held on the record date. Each outstanding share of common stock is entitled to one vote on each matter to be voted on at the meeting.

What vote is required to approve the plan of liquidation?

The affirmative vote of at least a majority of the outstanding shares of our common stock is required to approve our plan of liquidation. Abstention, the failure to vote or a broker non-vote has the same effect as a vote against the plan of liquidation.

HX Investors owns approximately 41.5% of our outstanding common stock. Under the terms of the settlement, HX Investors has agreed to vote all of its shares in favor of the plan of liquidation. Accordingly, the affirmative vote of approximately an additional 8.5% of our outstanding common stock will be sufficient to approve the plan of liquidation.

If any other matter is properly submitted to the stockholders at the special meeting, it will be adopted by the affirmative vote of the holders of a majority of votes cast at the meeting.

Does HX Investors Have an Economic Interest in the Liquidation?

Yes. As the owner of approximately 41.5% of the outstanding common stock, HX Investors will be entitled to receive approximately 41.5% of liquidation proceeds distributed to stockholders. In addition, under the plan of liquidation, HX Investors will be entitled to an incentive distribution after a targeted amount of proceeds has been received by stockholders. See "WHO HAS AN ECONOMIC INTEREST IN THE PROPOSED LIQUIDATION OTHER THAN COMMON STOCKHOLDERS?"

How do I vote my shares?

You may vote your shares at the special meeting in person or by proxy. To vote in person, you must attend the special meeting, and obtain and submit a ballot. A ballot will be provided at the meeting. To vote by proxy, you must complete and return the enclosed proxy card. A properly completed and signed proxy card will be voted as you direct on the card. If you complete all of the proxy card except the voting instructions, then the designated proxies (Michael L. Ashner and Peter Braverman) will vote your shares for the plan of liquidation.

Can I change my vote after I return my proxy?

You may change your vote at any time before your proxy is exercised by: (i) notifying the Secretary of the Company in writing of your revocation, (ii) submitting a later dated proxy or (iii) attending the special meeting and indicating that you intend to vote your shares yourself. If you attend the special meeting, Messrs. Ashner and Braverman still have authority to vote your shares in accordance with your instructions on the proxy unless you indicate at the special meeting that you intend to vote your shares yourself.

Do I have dissenters' rights?

Because our shares are listed on the American Stock Exchange, stockholders have no statutory right to dissent from the liquidation.

What will happen if the plan of liquidation is not approved by stockholders?

If the plan of liquidation is not approved by stockholders at the special meeting, the Company will continue to operate as a publicly-owned entity and will make investments and dispositions and conduct its operations in the ordinary course of business. In addition, under such circumstances, in accordance with the settlement, the board will use its reasonable efforts to sell the Company's 568 Broadway property in New York City and to distribute the proceeds from such sale to the stockholders.

Who can answer my questions?

If you have any questions regarding the liquidation or any other matters discussed in this proxy statement, please contact:

                         [MacKenzie Partners, Inc. logo]
                               105 Madison Avenue
                            New York, New York 10016
                            (212) 929-5000 (collect)
                           (800) 322-2885 (toll free)

                   GENERAL INFORMATION FOR THE SPECIAL MEETING


DATE, TIME AND PLACE

         The special meeting will be held in the 11th Floor Conference Center in the offices of Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York 10022 on ________ __, 2002 at 12:00 p.m. local time, and any adjournment or postponement of the meeting. This proxy statement and the accompanying Notice of Special Meeting of Stockholders and proxy card are first being mailed to stockholders on or about _________ ___, 2002.

PURPOSES

         At the special meeting, you will be asked to consider and vote upon the plan of liquidation. The board of directors is not currently aware of any business to be acted upon at the special meeting other than as described in this proxy statement. If other matters are properly brought before the special meeting, however, the persons appointed as proxies will have authority to vote on those matters according to their discretion.

RECORD DATE FOR VOTING; NUMBER OF VOTES

         Only stockholders of record at the close of business on September 27, 2002 are entitled to receive notice of and to vote at the special meeting. On such date there were issued and outstanding 788,772 shares of common stock.

QUORUM

         A majority of the votes eligible to be cast represented in person or by proxy constitutes a quorum for the meeting. If a quorum is not present, the special meeting may be adjourned without further notice to a date not more than 120 days after the original record date at which a quorum is present, and shares represented by proxies may be voted for such adjournment.

         A broker non-vote occurs on a matter when a broker holding stock in street name returns an executed proxy but does not vote on the matter because the broker lacks discretionary authority from the beneficial owner to vote on that matter. The missing votes are deemed to be "broker non-votes." Shares present but abstaining and broker non-votes will be included in the number of shares present at the special meeting for purposes of establishing a quorum.

VOTING METHODS AND PROXIES

         You can vote on the matters to come before the special meeting as follows:

          - by signing, dating and mailing the proxy card in the enclosed postage-paid envelope; or

          - by attending the special meeting and casting your vote at the special meeting.

REQUIRED VOTE

         Once a quorum is present or represented by proxy at the special meeting, approval of the plan of liquidation requires the affirmative vote of at least a majority of the outstanding shares of the common stock.

         In addition, the consent of the general partner of the operating partnership is required to approve the disposition of all of the operating partnership's assets. The general partner is controlled by the Company and has consented to the disposition of all of the operating partnership's assets.

         At the close of business on September 27, 2002, the record date for determining those stockholders eligible to vote at the special meeting, there were 788,772 shares of common stock outstanding.

         HX Investors holds 327,331 shares of common stock, or approximately 41.5% of the votes eligible to be cast at the special meeting. HX Investors has agreed to vote all of their shares of common stock FOR the plan of liquidation. Accordingly, the affirmative vote of approximately an additional 8.5% of the votes eligible to be cast at the special meeting, or 67,046 shares, will be sufficient to approve the plan of liquidation.

         For purposes only of determining the presence or absence of a quorum for the transaction of business, we intend to count abstentions and broker non-votes as present at the special meeting. Abstentions and broker non-votes will not, however, be counted as votes and, therefore, have the same effect as votes against the proposal. Broker non-votes are proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter for which the broker or other nominee does not have discretionary voting power.

REVOCATION OF PROXIES

         A stockholder may revoke a proxy given with respect to the special meeting at any time before it is voted at the special meeting by:

         -    filing with the Secretary of the Company a written revocation; or

         -    granting a duly executed proxy bearing a later date.

         A stockholder may revoke a previously delivered proxy by attending the special meeting and voting in person, but the presence (without further action) of a stockholder at the special meeting will not constitute revocation of a previously delivered proxy.

         Stockholders holding shares in street name at a broker or bank custodian must follow the procedures of such broker or bank custodian if they wish to revoke a previous voting instruction.

INFORMATION REGARDING TABULATION OF THE VOTE

         All proxies, ballots and votes tabulated at a meeting of our stockholders are confidential, and the votes will not be revealed to any of our employees or anyone else, other than the inspectors, unless it is necessary to meet applicable legal requirements. However, we intend to issue a press release stating whether or not the plan of liquidation was approved at the special meeting.

SOLICITATION OF PROXIES AND EXPENSES

         The Company will bear the entire cost of solicitation of proxies from our stockholders. The Company has retained MacKenzie Partners, Inc. to assist in soliciting proxies and will pay approximately $10,000 plus reasonable out-of-pocket expenses in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to those beneficial owners. The Company will reimburse persons representing beneficial owners of the shares of our common stock for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by the directors, officers or other employees of the Company. No additional compensation will be paid to the Company's directors, officers or other employees for these services.

                BACKGROUND OF THE COMPANY'S DECISION TO LIQUIDATE

Formation of Company

         The Company was originally formed in 1987 as a Delaware limited partnership. On April 17, 2001, the limited partnership was converted to a Delaware corporation. At that time, Presidio Capital Investment Company, an entity controlled by NorthStar Capital Investment Corp., owned approximately 32% of the Company's common stock, approximately 33% of the common stock of Shelbourne Properties I, Inc. and approximately 27% of the common stock of Shelbourne Properties II, Inc. (collectively with Shelbourne Properties I, Inc. and the Company, the "Shelbourne Companies"), and a wholly owned subsidiary of Presidio Capital, Shelbourne Management, LLC, was party to an advisory agreement with each Shelbourne Company, pursuant to which Shelbourne Management managed the business of each of the Shelbourne Companies.

         The initial directors of the Company consisted of Michael L. Ashner, who is President of the general partner of HX Investors and currently the President and Chief Executive Officer and a member of the board of the Company, five individuals who were affiliated with Presidio Capital, and three individuals who were not affiliated with Presidio Capital. Mr. Ashner was also the President of each of the Shelbourne Companies at the time. Mr. Ashner resigned as a director and as President of each of the Shelbourne Companies as of August 15, 2001.

Sale by Presidio Capital Investment Company LLC

         Beginning in October 2001, Presidio Capital entered into discussions with Mr. Ashner and a third party in connection with (1) a proposed sale of Presidio Capital's interest in the Shelbourne Companies and (2) a proposed transfer of Presidio Capital's interest in the advisory agreements to an entity controlled by Mr. Ashner and the third party, for an aggregate purchase price of approximately $92.5 million. Throughout December 2001 and January 2002, a special committee of the board of directors of the Company held numerous meetings and discussions with its legal and financial advisors to evaluate and consider the proposed transaction. In February 2002, representatives of the special committee advised Mr. Ashner and the third party that the special committee had concluded that it was not prepared to recommend the proposed transaction to the Company's board. The special committee instead recommended to each board of directors that it explore the feasibility and advisability of a transaction in which each of the Shelbourne Companies would repurchase the shares of its common stock held by Presidio Capital and acquire Presidio Capital's interest in its respective advisory agreement. On February 13, 2002, the special committee unanimously recommended that the board, and the board unanimously did, approve such a transaction with Presidio Capital, and the transaction was consummated on February 14, 2002. The details of such transaction are contained in the Company's Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on February 14, 2002. On February 22, 2002, a derivative action, In re Shelbourne Properties Derivative Litigation, Consolidated C.A. No, 19442-NC (Del. Ch.), was filed in the Court of Chancery of the State of Delaware by certain putative stockholders of the Company (the "Derivative Action") challenging the February 2002 transaction on various grounds. At or about the same time, a separate action brought by another stockholder of the Company, alleging both derivative and direct claims relating to the February 2002 transaction, was filed in the Supreme Court of the State of New York, County of New York. This action was subsequently settled and voluntarily dismissed.

Appointment of Lazard Freres & Co. LLC

         In April 2002, the Shelbourne Companies announced that they had hired Lazard Freres & Co. LLC ("Lazard"), an independent investment banking firm, to assist in the Shelbourne Companies' ongoing efforts to evaluate strategic and financial alternatives that would enhance stockholder value.

Representatives of Lazard first met with representatives of HX Investors on April 8, 2002. At that time, HX Investors discussed various possible transactions, including one that would involve the Company issuing convertible preferred securities to HX Investors and giving control of the Company to HX Investors. The board of directors of the Company discussed this proposal, but rejected it. The board of directors subsequently directed Lazard to initiate a marketing process to solicit, on behalf of the board, proposals to acquire or recapitalize the Shelbourne Companies. As part of the marketing process, representatives of HX Investors and Lazard communicated from time to time concerning HX Investors' continuing interest in a transaction with the Company.

The Statutory Actions

         On May 22, 2002, a lawsuit, HX Investors, L.P., et al. v. Shelbourne Properties I, Inc. et al., Del. Ch., C.A. No. 19644, was filed against the Company in the Court of Chancery of the State of Delaware by a group of putative stockholders, including HX Investors. At or about the same time, the lead plaintiffs in the Derivative Action filed a similar lawsuit on behalf of a class of stockholders of the Company in the same court (collectively, the "Statutory Actions"). The Statutory Actions challenged certain actions taken at the time of the February 2002 transaction in connection with the composition of the board. From May 22, 2002 through July 1, 2002, the Statutory Actions proceeded through the discovery phase and a trial date was set for July 2, 2002. During June 2002, representatives of the Company met with representatives of HX Investors and lead counsel for the plaintiffs in the Derivative Action on various occasions to discuss the terms of a possible settlement to the Statutory Actions. On July 1, 2002, representatives of HX Investors and the Company finalized the terms of a settlement whereby, pursuant to a settlement agreement and a stock purchase agreement, HX Investors would offer to purchase from Company stockholders up to 30% of the outstanding shares of common stock for $49 per share in cash and agree thereafter to implement a plan of liquidation for the Company. In connection with its approval of the settlement on that day, the board obtained the opinion of Lazard that, as of such date, and based upon and subject to the various considerations and assumptions set forth in its opinion, the offer price under the HX Investors offer, together with the proceeds from the liquidation of the Company pursuant to the plan of liquidation, taken as a whole, to be received by the stockholders of the Company (other than HX Investors) in the offer and plan of liquidation, was fair to such stockholders from a financial point of view. At a meeting held on July 1, 2002, the prior board declared the advisability of the settlement agreement and the stock purchase agreement and the dissolution of the Company contemplated thereby, and determined that the transactions contemplated by the settlement agreement and the stock purchase agreement, including the HX Investors offer and the plan of liquidation, are fair to and in the best interests of the Company and the Company's stockholders. At this meeting, the prior board approved the settlement agreement, the stock purchase agreement and the plan of liquidation. In its July 9, 2002 filings with the Securities and Exchange Commission, the prior board unanimously recommended that stockholders desiring to maximize immediate liquidity of their shares accept the HX Investors offer and tender their shares pursuant to the HX Investors offer and stockholders not seeking immediate liquidity, but desiring to receive their pro rata portion of the liquidation proceeds contemplated by the plan of liquidation, should not accept the HX Investors offer, and should vote to approve the adoption of the plan of liquidation at a meeting of the stockholders to be held to consider such matter. Also on July 1, 2002, the parties to the Derivative Action agreed in principle to the terms of a settlement of the Derivative Action and prepared a memorandum of understanding reflecting those terms. The settlement documents and the memorandum of understanding were executed in the evening of July 1, 2002, and HX Investors commenced its tender offer on July 5, 2002.

         On July 29, 2002, investor Carl Icahn publicly announced that his related companies, together with outside investors, were prepared to initiate a competing tender offer for the same number of shares of common stock of the Company as were tendered for under the HX Investors offer, at a price per share of $53.90 in cash. According to Mr. Icahn's public statement, the Icahn Offer would be on the same terms and conditions as the HX Investors offer, except that rather than the charge of 25% of liquidation proceeds over a specified amount of net proceeds included in the previously approved plan of liquidation, the Icahn offer would contemplate a 15% charge. On July 30, 2002, the Company notified HX Investors in writing that, pursuant to Section 6.05 of the stock purchase agreement, the Company and its representatives were engaging in discussions with Mr. Icahn and his representatives with respect to the Icahn offer. On the morning of August 1, 2002, the Company received a letter from HX Investors amending the terms of the HX Investors offer to, among other things, increase the purchase price under the HX Investors offer from $49.00 to $54.50 per share in cash, and reduce from 25% to 15% the incentive payment provided for in the plan of liquidation. During the afternoon of August 1, 2002, the Company received a letter from Mr. Icahn stating that he was prepared to complete a competing tender offer at a price per share of $58.30 in cash. On August 2, 2002, the Company received two letters from HX Investors amending the terms of the HX Investors offer to, among other things, increase the purchase price per share under the HX Investors offer to $56.40. Also on August 2,

2002, the Company received a letter from Mr. Icahn in which he agreed to incorporate into his competing offer certain corporate governance provisions that HX Investors had indicated it would include in the HX Investors offer. On August 4, 2002, HX Investors informed the Company that it was prepared to amend the terms of the HX Investors offer to, among other things, increase the purchase price per share under the offer to $58.30 in cash. Also on August 4, 2002, Mr. Icahn informed the Company that he was no longer prepared to go forward with his competing offer. On August 5, 2002, the Company and HX Investors entered into an amendment to the stock purchase agreement reflecting the terms of the August negotiations. On that day, Lazard delivered its written opinion that, as of such date, and based upon and subject to the various considerations and assumptions set forth in its opinion, the $58.30 increased offer price under the HX Investors offer, together with the proceeds from the liquidation of the Company pursuant to the plan of liquidation, taken as a whole, to be received by the stockholders of the Company (other than HX Investors) in the offer and plan of liquidation, was fair to such stockholders from a financial point of view. At a meeting held on August 5, 2002, the prior board approved the amendment to the stock purchase agreement and determined the stock purchase agreement, as amended, is fair to and in the best interests of, the Company and its stockholders. On August 16, 2002, the HX Investors offer expired, and on August 19, 2002 HX Investors announced that it had purchased all 236,631 shares sought under its offer.

Implementation of the Settlement

Pursuant to the settlement, on August 19, 2002, upon the acceptance for payment of the shares by HX Investors under its tender offer, the board was reconstituted to consist of six individuals, two of whom are affiliated with HX Investors, and four of whom are independent directors approved by the prior board. The terms of the two Class I Directors so appointed expired at the Company's annual meeting held on September 9, 2002 at which time such individuals were re-elected as Class I Directors. In addition, as part of the settlement, the Company agreed to seek ratification of the Class II and Class III Directors so appointed. The appointment of the Class II and Class III Directors was ratified as well at the annual meeting. The Company also agreed that following the aforementioned board reconstitution (i) any subsequent nominations for vacancies in the board created by the removal or resignation of an independent director will be made by the remaining independent directors of the board, and (ii) HX Investors and the Company will take all action necessary to cause the Company's by-laws to be amended to implement the provisions of clause (i) and provide that any amendment to such provisions will require the approval of a majority of the shares entitled to vote at a meeting of stockholders of the Company, other than those shares held by HX Investors and its affiliates. At a meeting of the board on September 9, 2002, the board enacted the foregoing amendments to the Company's by-laws. At the September 9 meeting, the board also approved certain provisions to implement the incentive arrangement under the plan and to address the terms of the Class A Units in the operating partnership. See "WHO HAS AN ECONOMIC INTEREST IN THE PROPOSED LIQUIDATION OTHER THAN COMMON STOCKHOLDERS?"

         The settlement requires the reconstituted board to submit the plan of liquidation to stockholders for their approval. Accordingly, we are sending you this proxy statement pursuant to which we are seeking your approval of the plan of liquidation.

                        RECOMMENDATION OF THE PRIOR BOARD

         As discussed above, in accordance with the settlement, on August 19, 2002, the board was reconstituted to consist of nominees of HX Investors. As discussed above, the plan of liquidation was approved by the prior members of the board on July 1, 2002, and, as amended, on August 5, 2002. In connection with approving the plan, determining that it is fair to, and in the best interest of stockholders, and recommending that stockholders approve the plan, the prior board members consulted with the Company's financial and legal advisors and considered the following factors:

         - The prior members of the board estimated that you would receive total liquidation proceeds of approximately $56.72 per share of common stock, if you held your shares through the completion of the liquidation. We cannot assure you that the Company will be successful in disposing of properties for values equaling or exceeding those estimated by the prior members of the board. If values of the Company's assets decline or if the costs and expenses related to such asset sales exceed those which were estimated by the prior members of the board, then the liquidation may not yield distributions as great as those estimated. No assurances can be made as to the actual amount and timing of distributions which may be made over a substantial period of time;

          - The presentations from Lazard, the Company's financial advisor, and its written opinion dated August 5, 2002, that, as of such date, based upon and subject to certain considerations and assumptions set forth in its opinion, the $58.30 offer price under the HX Investors offer, together with the proceeds from the liquidation of the Company in accordance with the plan of liquidation, taken as a whole, to be received by the stockholders of the Company (other than HX Investors) in the offer and plan of liquidation, was fair to such stockholders from a financial point of view. The prior members of the board were aware that Lazard would be entitled to certain fees upon consummation of the HX Investors offer.

          - The prior board's belief that, with the assistance of Lazard, the Company had thoroughly explored the market's interest in various strategic alternatives. Since beginning to undertake a review of the Company's strategic alternatives, Lazard contacted approximately 30 potential parties, 21 of whom entered into confidentiality agreements and 10 of whom submitted proposals;

          - The presentation of Lazard and the prior board's review with respect to the strategic alternatives available to the Company, including the Company remaining an independent public company, the possibility of acquisitions or mergers with other companies and other transactions, as well as the risks and uncertainties associated with such alternatives; and

          - The current and historic financial condition and results of operations of the Company, as well as the prospects and strategic objectives of the Company, including the risks involved in achieving those prospects and objectives, and the current and expected conditions in the part of the real estate market in which the Company operates.

         The prior members of the board of directors also considered potentially negative factors in their deliberations concerning the liquidation, including the following:

          - There could be no assurance that the Company would be successful in disposing of its assets for values equal to or exceeding those estimated or that these dispositions would occur as early as expected;

          - Stockholders may, depending on their tax bases in their stock, recognize taxable gains in connection with the completion of the liquidation;

          - If the plan is approved and the plan is implemented, stockholders will no longer participate in any future earnings or growth of the Company's assets or benefit from any increases in the value of the Company's assets once such assets are sold;

          - As opposed to a business combination with a relatively short time frame during which a third party would acquire the Company, the liquidation process would involve a longer pay-off process and would require the Company to incur potentially larger administrative and other costs; and

          - Certain conflicts of interest could exist for the Company's management in connection with the liquidation, including as a result of the interests of affiliates of the Company's management described under "THE PROPOSAL - WHO HAS AN ECONOMIC INTEREST IN THE PROPOSED LIQUIDATION OTHER THAN COMMON STOCKHOLDERS?"

          - It is likely that the price of the Company's shares will decrease as we make distributions to stockholders.

                       THE PROPOSAL -- PLAN OF LIQUIDATION

WHAT ARE YOU BEING ASKED TO APPROVE?

         You are being asked to approve the Company's proposed plan of liquidation. By voting in favor of the plan of liquidation, you will also approve and ratify the transactions described in this proxy statement which the Company and its board of directors have undertaken in connection with the proposed plan.

WHAT ARE THE KEY PROVISIONS OF THE PLAN OF LIQUIDATION?

Key Provisions

         The following is a brief description of the key provisions of the plan of liquidation as well as certain terms of the settlement that relate to the proposed liquidation.

o As promptly as practicable after the stockholders approve the plan of liquidation but no later than 5 days after, the Company will file a certificate of dissolution with the Delaware Secretary of State.

o Unless an extension is approved by the Delaware Court of Chancery or by a majority of the stockholders, or as may otherwise be required by the fiduciary duties of the board of directors, the Company must complete the disposition of its assets within three years after the date it files its certificate of dissolution. We intend to satisfy this obligation (and permit the Company to deduct liquidating distributions for federal income tax purposes) by distributing the Company's unsold assets into a liquidating trust within 24 months of the adoption by stockholders of the plan of liquidation. The liquidating trust would be required to dispose of any such remaining assets within the subsequent three year period. See "Liquidating Trust" below.

o As soon as reasonably practicable after the effective time of the certificate of dissolution, the board will cause the Company to dispose of all its assets without further approval of stockholders. However, any disposition of an asset with an aggregate value in excess of $500,000 must be approved by a majority of the directors of the Company.

o The HX Investors nominees to the board who are not independent directors will, subject to their fiduciary duties and existing obligations of the Company, recommend to the board and support the implementation of the following distribution policy, in each case subject to the terms of any indebtedness of the Company or its subsidiaries:

          - Quarterly distributions of all net operating cash flow in excess of budgeted capital expenditures, anticipated corporate expenses and a reserve of 2% of the current appraised value of the Company's properties;

          - 80% of the Company's current excess net cash will be used to retire existing debt and/or to make a distribution to the stockholders within 90 days of the appointment or election to the board of HX Investor's nominees for director; and

          - All excess refinancing and net property sale proceeds, if any, will be distributed within the earlier of 30 days following the fiscal quarter in which such refinancing or sale occurs or 90 days following the refinancing or sale.

o So long as a majority of the board of directors consists of members nominated by HX Investors or by persons nominated by such nominees, unless otherwise approved by stockholders not affiliated with HX Investors, the failure by the Company (after applicable cure periods) to observe the distribution policy set forth immediately above with respect to excess financing and net property sale proceeds shall result in each of the following:

          - Permanent elimination of the distributions to HX Investors in respect of their preferred interests in the operating partnership. (See "WHO HAS AN ECONOMIC INTEREST IN THE PROPOSED LIQUIDATION OTHER THAN COMMON STOCKHOLDERS?" for a description of the preferred interest in the operating partnership issued to HX Investors);

          - Elimination of any service fees payable to affiliates of HX Investors by the Company during the period in which the distribution was delayed; and

          - Elimination of any fees payable to directors (other than those of objecting directors) of the Company during the period in which the distribution was delayed.

o If prior to the later of (x) the two year anniversary of the approval by stockholders of the plan of liquidation or (y) December 31, 2004, stockholders shall not have received aggregate distributions equal to $44.00 on a per share basis, then HX Investors will vote its shares at the next annual meeting of stockholders in proportion to the stockholders not affiliated with HX Investors, on all matters properly brought before the meeting and the Company will endeavor to cause such meeting to be held not later than May 30, 2005.

o If the plan of liquidation is approved and the assets of the Company are not fully liquidated by October 31, 2007, HX Investors will vote its shares on any stockholder proposal in accordance with the majority of the shares voted by the stockholders not affiliated with HX Investors.

o Cash reserves of the Company in excess of $500,000 will be invested only in short-term U.S. Treasuries or other short-term federally insured obligations.

o Without the approval of the holders of a majority of the outstanding shares (excluding shares held by HX Investors and its affiliates), the Company may not: amend its certificate of incorporation or bylaws; issue, sell, grant, pledge or encumber any shares of capital stock or convertible securities not outstanding on the date of the agreement; make any distribution outside the plan of liquidation except as necessary to maintain qualification as a real estate investment trust; acquire any business entity, real estate or other material amount of assets; pay a non-independent director or officer any compensation; take any action not required by generally accepted accounting principles with respect to accounting policies; or announce any intention to do any of the foregoing, except that the Company is permitted to acquire one or more properties (and incur indebtedness related thereto) in order to facilitate the disposition of properties currently owned by the Company while maintaining the debt and equity thresholds under the terms of the Class A partnership units in the operating partnership. See "WHO HAS AN ECONOMIC INTEREST IN THE PROPOSED LIQUIDATION OTHER THAN COMMON STOCKHOLDERS?".

o Except as contemplated by the plan of liquidation, neither the Company nor any of its subsidiaries will (i) enter into any new transaction with HX Investors or its affiliates, (ii) amend any agreements previously entered into by the Company with HX Investors or its affiliates or (iii) enter into a new service agreement, or change the terms of any existing service agreement, between the Company and a third party that is an affiliate of HX Investors, in each case without the unanimous approval of the independent directors.

o The Company will use all reasonable efforts to maintain the listing of the Common Stock on the AMEX and if the shares are delisted, the Company will use all reasonable efforts to have the shares listed on another national stock exchange or on a Nasdaq stock market.

o Until the earlier of the date of final liquidation and six years after the Company files its certificate of dissolution, the bylaws of the Company will contain no less favorable provisions for the liability and indemnification of directors, and will not be amended in any manner that adversely effects the rights of persons who are directors, officers, fiduciaries or agents at the consummation of the tender offer. In addition, the Company will maintain insurance to cover the same.

o The plan of liquidation provides that the board of directors, and such officers of the Company as the board may direct, are authorized to interpret the provisions of the plan of liquidation and to take such further actions as they deem necessary or desirable to wind up the affairs of the Company expeditiously and complete the liquidation.

o If the plan of liquidation is not approved by the Company's stockholders, the nominees of HX Investors will, subject to their fiduciary duties, use commercially reasonable efforts to market and sell the property located at 568 Broadway, New York, New York and, subject to the terms of any indebtedness of the Company or its subsidiaries, to distribute the proceeds therefrom within the earlier of 30 days following the quarter in which such refinancing occurs or 90 days following the sale.

Liquidating Trust

         If the Company has not disposed of all its assets within 24 months of the adoption by stockholders of the plan of liquidation, we intend to establish a liquidating trust to which the Company will distribute in kind its unsold assets. This is necessary in order for the Company (assuming it remains qualified as a REIT) to be eligible to deduct amounts distributed pursuant to the plan of liquidation as dividends and thereby not be subject to federal income tax on such amounts.

         If we establish the liquidating trust, the Company will distribute to the then holders of its common stock beneficial interests in the liquidating trust in proportion to the number of shares of common stock owned by such holders. THIS DISTRIBUTION GENERALLY WOULD BE A TAXABLE EVENT TO SUCH STOCKHOLDERS, AND MAY SUBJECT SUCH STOCKHOLDERS, IF TAX-EXEMPT OR NON-U.S. STOCKHOLDERS, TO UNITED STATES FEDERAL INCOME TAX WITH RESPECT TO THE ACTIVITIES OF THE LIQUIDATING TRUST. The sole purpose of the liquidating trust will be to liquidate any remaining assets and, after paying any remaining liabilities, distribute the proceeds of the sale of assets formerly owned by the Company to the holders of the interests in the liquidating trust. The liquidating trust will be obligated to pay any of the Company's expenses and liabilities that remain unsatisfied.

         INTERESTS IN THE LIQUIDATING TRUST WILL NOT BE FREELY TRANSFERABLE. THEREFORE, THE RECIPIENTS OF THE INTERESTS IN THE LIQUIDATING TRUST WILL NOT REALIZE ANY VALUE FROM THESE INTERESTS UNLESS AND UNTIL THE TRUST DISTRIBUTES CASH OR OTHER ASSETS TO THEM, WHICH WILL BE SOLELY IN THE DISCRETION OF THE TRUSTEES. We do not anticipate that the liquidating trust will be required to file annual, quarterly or other reports with the Securities and Exchange Commission as is currently required of the Company under federal securities laws.

         The board has not determined the detailed terms or structure for a liquidating trust. The characteristics of any liquidating trust will be determined by the board at a future date depending on factors such as the number and value of assets to be held by the liquidating trust and the number of holders of interests in the liquidating trust. Notwithstanding the foregoing, the terms of the liquidating trust will require that all assets must be disposed of within three years from the date such assets are deposited in the trust.

WHAT IS THE COMPANY'S ESTIMATE OF THE AMOUNT AND TIMING OF DISTRIBUTIONS TO BE PAID TO THE STOCKHOLDERS AS A RESULT OF THE LIQUIDATION?

Timing and Amount

         After the sale or other liquidation of the Company's assets, and after providing for the payment of the Company's obligations and liabilities and satisfying all preference payments to holders of preferred interests in the operating partnership, we will distribute to shareholders the remaining cash proceeds we receive from the sale or other liquidation of the Company's assets in cancellation of all of the Company's outstanding capital shares. Subject to the terms of any indebtedness of the Company or its subsidiaries, all net property sale proceeds, if any, will be distributed within the earlier of 30 days following the fiscal quarter in which such sale occurs or 90 days following the sale and all distributions will be paid to shareholders of record at the close of business on the record dates to be determined by the board, pro rata based on the number of shares owned by each.

         In August 2002, the prior members of the board estimated that you would receive total liquidation proceeds of approximately $56.72 per share, if you held your shares through completion of the liquidation. It is not possible to determine with certainty the total liquidation proceeds that may ultimately be available for distribution to shareholders. See "Uncertainties Relating to Estimated Distributions" below. The actual amount and timing of, and record dates for, shareholder distributions will be determined by the board and will depend upon the timing and proceeds of the sale of the Company's assets, and the amounts deemed necessary by the board to pay or provide for the Company's liabilities and obligations.

Calculation of Estimated Distributions

         The prior board's estimate of the per share liquidation proceeds was based on appraisals performed for the Company in March and April 2002 by Cushman & Wakefield, Inc., a nationally recognized real estate appraisal firm. The appraisals were obtained by the Company in connection with its entering into a secured credit facility in May 2002. In arriving at its estimate of per share liquidation proceeds, the prior board adjusted the appraised value of the Company's properties to reflect the repayment of indebtedness and the incurrence of liquidation costs and expenses. The prior board then reduced such net appraised value by 10% to reflect the discount which the board believed would result from the sale of the properties as part of a publicly announced liquidation.

         For a summary of the appraisals used in connection with estimating the amount of liquidation proceeds, see Appendix B hereto.

Uncertainties Relating to Estimated Distributions

         In preparing the estimates of liquidation proceeds, the prior board made certain judgments and assumptions with respect to the liquidation process that, although it considered reasonable at the time, may not be realized. We cannot assure you that actual results will not vary materially from the estimates.

         Examples of uncertainties that could cause the aggregate amount of distributions to be less than the prior board's estimates include the following:

          - the value of the Company's assets and the time required to sell such assets may change due to a number of factors beyond the Company's control, including macro-economic as well as specific regional and local market conditions;

          - the prior board's estimate of liquidation proceeds includes estimates of the costs and expenses of the liquidation. If actual costs and expenses exceed such estimated amount, actual proceeds could be less than estimated;

          - if liabilities, unknown or contingent at the time of the mailing of this proxy statement, later arise which must be satisfied or reserved for as part of the plan of liquidation, the aggregate proceeds could be less than estimated;

          - delays in consummating the plan of liquidation could result in additional expenses and result in actual proceeds that are less than estimated;

          - we hold one property in joint venture with Shelbourne Properties I, Inc. and Shelbourne Properties II, Inc. and one property in joint venture with only Shelbourne Properties II, Inc. If the stockholders of either Shelbourne Properties I, Inc. or Shelbourne Properties II, Inc. do not approve their respective plans of liquidation (proxies for which are currently being solicited), we could be forced to sell our interests in such joint ventures, rather than the underlying properties, at a discount to the amounts currently estimated; and

          - the estimates were not audited or reviewed by independent auditors.

Cancellation of Shares

         The final distribution will be in complete redemption and cancellation of your shares. Upon such final distribution, you may be required to surrender your share certificates.

HAS THE BOARD RECEIVED AN OPINION WITH RESPECT TO THE PLAN OF LIQUIDATION?

         In April 2002, the board (prior to being reconstituted with HX Investors appointees) retained Lazard to act as the Company's financial advisor in connection with its review of strategic and financial planning matters.

         In connection with the Company's entering into the original agreements with HX Investors, Lazard delivered its written opinion to the prior board, dated July 1, 2002, that, as of such date, based upon and subject to certain considerations and assumptions set forth in its opinion, the original $49.00 offer price by HX Investors, together with the proceeds from the liquidation pursuant to the original plan of liquidation, taken as a whole, to be received by the stockholders of the Company (other than HX Investors), in the offer and plan of liquidation was fair to such stockholders from a financial point of view. Subsequent to issuing its opinion on July 1, 2002, in connection with the Company's entering into the amended agreements with HX Investors, Lazard delivered its written opinion to the prior board, dated August 5, 2002, that, as of such date, based upon and subject to certain considerations and assumptions set forth in its opinion, the increased $58.30 offer price by HX Investors under its amended offer, together with the proceeds from the liquidation pursuant to the amended plan of liquidation, taken as a whole, to be received by the stockholders of the Company (other than HX Investors), in the amended offer and the amended plan of liquidation was fair to such stockholders from a financial point of view. This updated opinion is what we refer to herein as the Lazard opinion.

         The Lazard opinion was rendered to the prior board solely in connection with the prior board's consideration of the Company's entering into the stock purchase agreement with HX Investors, which agreement provided for the offer by HX Investors and the subsequent liquidation of the Company pursuant to the plan of liquidation. Such opinion had certain assumptions specifically relating to the estimated proceeds to be received by stockholders under the plan of liquidation (which assumptions were made at the direction of the prior board), and Lazard in no way opined on or endorsed any such assumptions. In addition, analyses relating to the value of businesses or securities such as those performed by Lazard in connection with rendering its opinion are not appraisals. Lazard was not asked to and did not assume any responsibility for any independent valuation or appraisal of any of the properties, assets or liabilities of the Company. Accordingly, the analyses performed by Lazard and the valuation ranges resulting from its analyses do not indicate the actual value of the assets of the Company or predict the actual proceeds that a stockholder may receive in connection with the consummation of the plan of liquidation.

         THE LAZARD OPINION CONSTITUTES NEITHER A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT NOR A GUARANTEE AS TO THE ACTUAL AMOUNT OF CONSIDERATION THAT A STOCKHOLDER WILL RECEIVE IN CONNECTION WITH THE PLAN OF LIQUIDATION.

         THE FULL TEXT OF THE LAZARD OPINION IS ATTACHED HERETO AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE LAZARD OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LAZARD OPINION SET FORTH IN APPENDIX C. COMPANY STOCKHOLDERS ARE URGED TO READ THE LAZARD OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LAZARD IN CONNECTION THEREWITH. THE FOLLOWING IS ONLY A SUMMARY OF THE LAZARD OPINION. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

         In rendering its opinion, Lazard:

         - reviewed the financial terms and conditions of the stock purchase agreement, as amended, and the schedules, exhibits and annexes thereto;

         - analyzed certain historical business and financial information relating to the Company;

         - reviewed various financial budgets, asset appraisals and other data provided to Lazard by the Company relating to its business;

         - held discussions with members of the board (prior to being reconstituted with nominees of HX Investors) and senior management of the Company's property management and asset management firms with respect to the business and prospects of the Company and the strategic objectives of the Company;

         - reviewed public information with respect to certain other companies in lines of businesses that Lazard believed to be generally comparable to the businesses of the Company;

         - reviewed the financial terms of certain business combinations involving companies in lines of businesses that Lazard believed to be generally comparable to those of the Company;

         - reviewed the historical stock prices and trading volumes of the common stock; and

         - reviewed such other information and conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

         For purposes of Lazard's rendering its opinion, the prior board instructed Lazard to assume that the liquidation proceeds to be received by stockholders under the plan of liquidation will be equal to $56.72 per share of common stock, which price was determined by the Company to be equal to ninety percent (90%) of the per share estimated appraised liquidation value of the properties and assets of the Company as adjusted to reflect the repayment of indebtedness and the incurrence of liquidation costs and expenses. Lazard assumed no responsibility for and expressed no view as to whether the Company's assumption of the net per share liquidation proceeds is the correct determination of the liquidation proceeds that will be received by the stockholders, and Lazard did not independently verify the underlying asset appraisal, assumptions and discounts on which such per share amount is based. Furthermore, in connection with rendering its opinion Lazard did not assume any responsibility for any independent valuation or appraisal of any of the properties, assets or liabilities of the Company, or concerning the solvency or fair value of the Company or its properties.

         Lazard relied upon the accuracy and completeness of the information described above that it reviewed in connection with rendering its opinion and did not assume any responsibility for any independent verification of such information. In preparing its opinion, Lazard did not receive any forecasts with respect to the Company, and was informed that no such forecasts exist. Lazard's opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

         In rendering its opinion, Lazard assumed that the HX Investors offer and the plan of liquidation will be consummated in accordance with the terms described in the stock purchase agreement, without any waiver of any material terms or conditions by the Company or HX Investors, and that obtaining the necessary regulatory approvals in connection with the offer and the plan of liquidation will not have an adverse effect on the Company. Lazard also assumed that each of the Company's plan of liquidation and the Shelbourne I and II liquidations will be consummated concurrently in accordance with their terms without any waiver or modifications, and that the Company's plan of liquidation and the Shelbourne I and II liquidations will not result in any prepayment penalty on the preferred interests of the operating partnership of each of the Company, Shelbourne I and Shelbourne II.

         The following is a brief summary of the material financial and comparative analyses used by Lazard in connection with providing its opinion to the prior board on July 1, 2002. This summary is qualified in its entirety by reference to the full text of the Lazard opinion. The stockholders of the Company are urged to read the full text of the Lazard opinion carefully and in its entirety, a copy of which is attached as Appendix C to this proxy statement.

         PUBLIC MARKET VALUATION ANALYSIS. Lazard performed a comparable public companies valuation analysis in order to derive a range of implied per share values for the Company common stock based on financial multiples of ten (10) United States real estate investment trusts with equity market capitalizations of less than $250,000,000, which companies Lazard deemed to be comparable to the Company. In performing this analysis, Lazard reviewed certain financial information for the Company and compared such information to corresponding financial information for the comparable companies. The companies included in this analysis were:

                 BNP Residential Properties, Inc.
                 One Liberty Properties, Inc.
                 Sizeler Property Investors, Inc.
                 Monmouth Real Estate Investment Corp.
                 AmeriVest Properties, Inc.
                 Maxus Realty Trust Inc.
                 Urstadt Biddle Properties Inc.
                 Acadia Realty Trust
                 Ramco-Gershenson Properties Trust
                 Agree Realty Corporation

         Using publicly available information, Lazard calculated the price per share of each of these companies as of June 27, 2002 as a multiple of their respective calendar year 2001 actual funds from operations and as a multiple of each of their respective calendar year 2002 estimated funds from operations.

                                            Price/FFO
                                            ---------
                                     2001A               2002E
                                     -----               -----
                 Maximum             11.1x               10.8x
                 Median               8.7x                9.1x
                 Minimum              4.7x                6.4x

         Using the multiples calculated in the public market valuation analysis, Lazard derived a range of implied per share values of $31.81 to $53.47 for the Company's common stock.

         COMPARABLE TRANSACTIONS ANALYSIS. Lazard performed a comparable transaction analysis in order to derive a range of implied per share values for the Company common stock based on multiples in comparable mergers of real estate investment trusts of the consideration paid in such transactions to funds from operations of such company as of the announcement of such transaction. In connection with this analysis, Lazard reviewed the following transactions:

                    Acquiror                              Target
-------------------------------------- -----------------------------------------
Kimco Realty Corp.                               Price REIT Inc.
Reckson Associates                               Tower Realty Trust Inc.
US Retail Partners LLC                           First Washington Realty Trust
Commercial Net Lease Realty                      Captec Net Lease Realty Inc.
Pan Pacific Retail Properties                    Western Properties Trust
Bradley Real Estate Inc.                         Mid-America Realty Investments

         Using publicly available data, Lazard calculated the following multiples paid in the precedent transactions:

                                                        Transaction Multiple
                                                        --------------------
             Maximum                                           12.3x
             Median                                             8.9x
             Minimum                                            8.1x

         Using the multiples calculated in the comparable transactions analysis, Lazard derived a range of implied per share values of $40.42 to $61.22 for the Company's common stock.

         PREMIUMS PAID ANALYSIS. Lazard performed a premiums paid analysis in order to derive a range of implied per share values for the Company's common stock based on the premiums paid in the following merger transactions involving real estate investment trusts:

                Acquiror                                Target
-----------------------------------------  -------------------------------------
US Retail Partners LLC                     First Washington Realty Trust
EIN Acquisition Corp.                      Echelon International Corp.
Equity One Inc.                            United Investors Realty Trust
Kimco Realty Corp.                         Price REIT Inc.
Bradley Real Estate Inc.                   Mid-America Realty Investments
Gotham Partners LP                         First Union RE Equity Mortgage
Developers Diversified Realty              American Industrial Properties
Pan Pacific Retail Properties              Western Properties Trust
Reckson Associates                         Tower Realty Trust Inc.
Commercial Net Lease Realty                Captec Net Lease Realty Inc.

         Using publicly available data, Lazard calculated the following premium percentages paid in the precedent transactions based on pre-announcement stock prices of such companies:

                                      Premium/(Discount) to
                                      Prior Day Share Price
                                  ------------------------------
Maximum                                     25.30%
Median                                       4.83%
Minimum                                     -1.95%

         Using the range of the foregoing precedent transactions, Lazard derived a range of per share values of $40.69 to $52.00 for the Company's common stock.

         STOCK PRICE ANALYSIS. Lazard reviewed the per share prices of the Company common stock on June 27, 2002, the high and low trading prices for the Company common stock for the 52-week period ending June 27, 2002, and the average closing price for the 60-day period ending June 27, 2002. The following table illustrates such stock prices during such periods:

                        52-Week                            60 Day Average
             -----------------------------                Closing Price as           Closing Price on
            Low                        High               of June 27, 2002             June 27, 2002
-------------------------      -----------------------  -----------------------  --------------------------
         $23.13                       $42.00                     $40.33                     $41.50


         Lazard prepared these analyses solely for the purpose of providing its opinion to the prior board in connection with the prior board's consideration of the Company's entering into the stock purchase agreement of the fairness from a financial point of view to the stockholders of the Company (other than HX Investors) of the offer price, together with the proceeds from the liquidation pursuant to the plan of liquidation, taken as a whole, to be received by such stockholders of the Company in the offer and plan of liquidation. Lazard's opinion and financial analyses were not the only factors considered by the Company's prior board in its evaluation of the offer and the plan of liquidation contemplated by the stock purchase agreement and should not be viewed as determinative of the views of the Company's prior board.

         The analyses performed by Lazard and the valuation ranges resulting from its analyses do not indicate the actual value of the assets of the Company or predict the actual proceeds that a stockholder may receive in connection with the consummation of the plan of liquidation. Further, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized above, Lazard believes that its analyses, must be considered as a whole and that selecting portions of the analyses and factors considered by it, without considering all such factors and analyses, or attempting to ascribe relative weights to some or all such analyses and factors could create an incomplete view of the evaluation process underlying the Lazard opinion. In addition, in connection with rendering its opinion Lazard did not assign any specific weight to any of the analyses described above and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the analysis of comparable companies and the analysis of selected precedent transactions described above, no public company utilized in the comparison is identical to the Company and no transaction is comparable to the offer or the plan of liquidation. Accordingly, an analysis of publicly traded companies and comparable transactions is not a mathematical process; rather, it involves complex considerations and judgments concerning the differences in financial and operating characteristics and other factors relating to the Company and the companies to which it is compared. In its analyses, Lazard made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company.

         Under the terms of Lazard's engagement, upon the consummation of the original offer by HX Investors, Lazard became entitled to receive an aggregate fee of $2,500,000 from the Shelbourne Companies and may receive up to an additional aggregate fee of $500,000 from the Shelbourne Companies; provided, that any monthly fees previously paid to Lazard were credited against such fees. The Company has agreed to reimburse Lazard for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel. In addition, the Company agreed to indemnify Lazard or any of its members, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses, including liabilities under the federal securities laws relating to or arising out of Lazard's engagement.

         Lazard is an internationally recognized investment banking and advisory firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for corporate and other purposes. In the ordinary course of its business, Lazard and its affiliates may from time to time effect transactions and hold securities, including derivative securities, of the Company for its own account and for the account of Lazard's customers. Lazard was selected to act as investment banker to the Company because of its expertise and its reputation in investment banking and mergers and acquisitions.

WHO HAS AN ECONOMIC INTEREST IN THE PROPOSED LIQUIDATION OTHER THAN COMMON STOCKHOLDERS?

Class A Partnership Units in the Operating Partnership

         As part of the February 2002 transaction between the Company and Presidio Capital Investment Company LLC, the operating partnership issued to Shelbourne Management LLC preferred partnership interests (denominated as 5% Class A Preferred Partnership Units) with a liquidation preference of $672,178, and a note in the initial principal amount of approximately $14,600,000. In

May 2002, the operating partnership repaid the note in full from proceeds of a secured revolving credit facility procured on May 1, 2002.

         The Class A Units call for distributions at the rate of, generally, 5% per annum of the liquidation preference. Prior to the distribution of any liquidation proceeds to the Company, the operating partnership is required to pay an amount equal to the liquidation preference plus all accrued but unpaid distributions thereon to the holder of the Class A Units.

         In addition, the holder of the Class A Units has the right to cause the operating partnership to purchase the Class A Units at a substantial premium (currently approximately $4,700,000) over their liquidation preference unless the operating partnership maintains at least approximately $14,600,000 of indebtedness guaranteed by Presidio Capital and secured by assets having a fair market value of at least approximately $20,100,000. While the Company's current property portfolio and credit facility satisfy such debt and equity thresholds, we have commenced a search to acquire one or more net-leased properties (as described under "WHAT STEPS HAS THE COMPANY TAKEN TO IMPLEMENT THE PLAN OF LIQUIDATION?") in order to facilitate the sale of the Company's existing properties while continuing to satisfy such thresholds. The plan of liquidation permits the Company to acquire one or more properties (and to incur indebtedness with respect thereto) in order to facilitate the disposition of properties currently owned by the Company while maintaining such thresholds.

         Under the terms of the settlement, at such time as Shelbourne Management receives its liquidation preference in respect of its Class A Units in the operating partnership, Shelbourne Management will be required to pay to HX Investors an amount equal to approximately 41.5% of such liquidation preference. Michael L. Ashner, the President and Chief Executive Officer of the Company, is the sole stockholder of Exeter Capital Corporation, the general partner of HX Investors and holder of a 40% interest in HX Investors. In addition, Peter Braverman, an executive officer of the Company, holds a 10% limited partner interest in HX Investors.

HX Investors Class B Partnership Units

         In connection with the proposed plan of liquidation, the operating partnership issued to HX Investors preferred partnership interests (denominated Class B Preferred Partnership Units) which, if, and only if, the plan of liquidation is approved by stockholders, will entitle HX Investors to receive, at such time as distributions are made to the holders of outstanding Common Stock, 15% of the excess, if any, of (a) "Net Proceeds" (as hereinafter defined) over (b) for each outstanding share of Common Stock, the sum of $52.25 plus a return thereon at a rate of 6% per annum, compounded quarterly, from August 20, 2002 until February 19, 2004 and then increasing by 0.5% for each subsequent six-month period up to a maximum of 8%. "Net Proceeds" means the total amount of the Company's cash from operations, refinancings and property sales, less the sum of all direct costs incurred in connection with such sales.

         HX Investors will be entitled to receive these distributions as the holder of Class B partnership units in the operating partnership that were issued to it on August 19, 2002. HX Investors will not be entitled to receive these distributions in the event that the Company has failed (after applicable cure periods) to distribute all net sale and excess refinancing proceeds by the earlier of (x) 30 days following the end of the fiscal quarter in which such sale or refinancing occurs and (y) 90 days following the date of such sale and refinancing.

Kestrel Interim Management Services Fee

         Since October 1, 2002, the transition management services previously provided by Presidio Capital Investment Company have been provided by Kestrel Management, LLC at a reduced fee of

$200,000 per year (Presidio Capital was paid approximately $333,000 per year for providing such services). After the first three years, the trustee of the liquidating trust will determine the fee to Kestrel, provided that the fee may not exceed $200,000 per year. Kestrel currently provides property management services for the Company. As each property is sold, the Company will terminate each respective property management agreement with Kestrel. Kestrel will not be entitled to its transition management services fee in the event that the Company has failed to distribute all net sale and excess refinancing proceeds by the earlier of (x) 30 days following the end of the fiscal quarter in which such sale or refinancing occurs and (y) 90 days following the date of such sale or refinancing. Michael L. Ashner, the President and Chief Executive Officer of the Company, owns a 10% interest in Kestrel. Each of Peter Braverman, Lara Sweeney and Carolyn Tiffany, executive officers of the Company, owns a 1.67% interest in Kestrel.

DO THE CLASS A UNITS IN THE OPERATING PARTNERSHIP IMPAIR THE ABILITY OF THE COMPANY TO LIQUIDATE?

         Yes. The holder of the Class A Units has the right to cause the Company to purchase the Units at a substantial premium (currently approximately $4,700,000) over their $672,178 liquidation preference unless the Company maintains at least approximately $14,600,000 of indebtedness guaranteed by Presidio Capital and secured by assets having a fair market value of at least $20,100,000. See "WHO HAS AN ECONOMIC INTEREST IN THE PROPOSED LIQUIDATION OTHER THAN COMMON STOCKHOLDERS?" The Company's current property portfolio and debt facility satisfy these debt and equity thresholds, however, the prepayment provisions of the current credit facility significantly impair the Company's ability to sell its properties while continuing to satisfy such thresholds. Accordingly, we are pursuing one or more net-lease transactions (as described under "WHAT STEPS HAS THE COMPANY TAKEN TO IMPLEMENT THE PLAN OF LIQUIDATION?") in order to facilitate the sale of the Company's existing properties while continuing to satisfy such thresholds. The plan of liquidation permits the Company to acquire one or more properties (and to incur indebtedness with respect thereto) in order to facilitate the disposition of properties currently owned by the Company while maintaining the thresholds required by the Class A Units.

WHAT STEPS HAS THE COMPANY TAKEN TO IMPLEMENT THE PLAN OF LIQUIDATION?

         The Company has taken several steps to implement the plan of liquidation including:

          - preparation of sales brochures for each of the Company's properties;

          - initiating a review of the Company properties to determine which should be brought to market;

          - commencing a search for one or more credit net-leased properties in an effort to satisfy the debt and equity thresholds imposed by the Class A Units in the operating partnership while the Company proceeds with the plan of liquidation (see "DO THE CLASS A UNITS IN THE OPERATING PARTNERSHIP IMPAIR THE ABILITY OF THE COMPANY TO LIQUIDATE?"); and

          - entering into an agreement to sell the Company's Melrose Crossing property for a purchase price of approximately $2,200,000.

DOES THE COMPANY'S EXISTING CREDIT FACILITY LIMIT THE COMPANY'S ABILITY TO LIQUIDATE?

         Yes. As discussed under "DO THE CLASS A UNITS IN THE OPERATING PARTNERSHIP IMPAIR THE ABILITY OF THE COMPANY TO LIQUIDATE?", the holder of the Class A Units has the right to cause the Company to purchase the Units at a substantial premium (currently approximately $4,700,000) over their $672,178 liquidation preference unless the Company maintains at least approximately $14,600,000 of indebtedness guaranteed by Presidio Capital and secured by assets having a fair market value of at least $20,100,000. While the Company's current debt facility and property portfolio satisfy these debt and equity thresholds, the prepayment provisions of the current credit facility significantly impair the Company's ability to sell its properties while continuing to satisfy such thresholds.

         The Company's current credit facility is with Bayerische Hypo-Und Vereinsbank AG, New York Branch, as agent for itself and other lenders. Pursuant to the credit facility, each of the Company's properties which is pledged or mortgaged as security under the facility may only be sold if, among other things, the purchase price provides net proceeds which are in an amount equal to a minimum release price for such property, or, if such property is a "core property," an amount equal to the greater of the minimum release amount for such property and the net sales proceeds therefor. In addition, upon the sale of a "core property," the aggregate amount that may be borrowed under the facility will be permanently reduced by the amount of the loan under the facility that has been prepaid with respect to such core property and no additional property may be substituted as security for such core property. The Company's properties in California, Florida, New York and Washington state constitute core properties under the facility.

         The Company obtained the $75 million secured revolving credit facility on May 1, 2002, together with the operating partnerships of each of the Company, Shelbourne Properties I, Inc. and Shelbourne Properties II, Inc., and certain of such operating partnerships' directly or indirectly owned subsidiaries. The facility has a term of three years and is prepayable in whole or in part at anytime without penalty or premium. $73,330,075 was initially borrowed under the facility and the above-mentioned borrowers are jointly and severally liable for the repayment of any amounts borrowed and the performance of their collective obligations under the facility.

         The facility is secured by (i) a pledge by the operating partnerships of their membership interests in wholly-owned subsidiaries which directly or indirectly own substantially all of their real properties, and (ii) mortgages on certain real properties owned directly and indirectly by the operating partnerships. Accordingly, all of the directly and indirectly owned assets of the Company's operating partnership are security for the facility, except for its real property located in Illinois and its interest in a joint venture which owns real property in Indiana, all of the directly and indirectly owned assets of Shelbourne Properties I, Inc.'s operating partnership are security for the facility and all of the directly and indirectly owned assets of Shelbourne Properties II, Inc.'s operating partnership are security for the facility, except for its two real properties located in Illinois.

IF THE PLAN OF LIQUIDATION IS APPROVED, WILL MY SHARES CONTINUE TO TRADE ON THE AMEX?

         Yes. We anticipate, however, that the market price of our common stock will decline as we make liquidating distributions to stockholders. In this regard, there is a possibility that we will not be able to maintain continued compliance with the American Stock Exchange's listing requirements or that the AMEX will take action to delist our securities.

         Within 24 months of the adoption by stockholders of the plan of liquidation, we intend to distribute our remaining assets to a liquidating trust. However, if our common stock is delisted from the AMEX prior to such time, we may elect to transfer our remaining assets to a liquidating trust following any such delisting. Upon our establishment of a liquidating trust, we will distribute to the then holders of our common stock beneficial interests in the liquidating trust in proportion to the number of shares of common stock owned by such holders. Interests in the liquidating trust will not be freely transferable.

CAN THE PLAN OF LIQUIDATION BE TERMINATED?

         The plan of liquidation may not be terminated, amended or repealed without the approval of the holders (other than HX Investors and its affiliates) of a majority of the outstanding shares of common stock (excluding shares held by HX Investors and its affiliates).

HAVE ANY STOCKHOLDERS ALREADY AGREED TO VOTE IN FAVOR OF THE PLAN?

         Yes. Under the terms of the settlement agreement and stock purchase agreement, HX Investors, which owns 41.5% of the common stock, has agreed to vote all of its shares in favor of the plan of liquidation.

WHAT OTHER MATTERS DOES THE COMPANY BELIEVE ARE RELEVANT TO MY VOTE?

No Assurances as to the Timing and Amount  of Liquidating Distributions

         We cannot assure you that the Company will be successful in disposing of properties for values equaling or exceeding those estimated by the prior board. Real estate market values are constantly changing and fluctuate with changes in interest rates, the availability of suitable buyers, the perceived quality and dependability of income flows from tenancies and a number of other factors, both local and national. In addition, environmental contamination or unknown liabilities, if any, at the Company's properties may adversely impact the sales price of those assets. If the values of the Company's assets decline or the costs and expenses related to such sales or the liquidation process exceed those which are currently estimated by the Company, the liquidation may not yield distributions as great as those currently estimated by the Company. No assurances can be made as to the actual amount and timing of distributions, which may be made over a substantial period of time.

Sales of Assets Not Subject To Further Stockholder Approval

         If our stockholders approve the plan, the directors will have the authority to sell any and all of the Company's assets on such terms as the board of directors determines appropriate, subject to the provisions of the plan. Notably, the stockholders will have no subsequent opportunity to vote on such matters and will, therefore, have no right to approve or disapprove the terms of such sales. However, if stockholders have failed to receive aggregate distributions per share equal to $44.00 by December 31, 2004, then HX Investors
(i) will cause the next annual meeting of stockholders to be held no later than May 30, 2005 and (ii) will vote all of its shares in proportion to the votes cast by the other holders of common stock on all matters properly brought before such meeting. In addition, under the terms of the plan, if the plan of liquidation is approved and the assets of the Company are not fully liquidated by October 31, 2007, HX Investors must vote all its shares on any stockholder proposal in accordance with the votes cast by holders of a majority of the shares of common stock not owned by HX Investors and its affiliates.

Qualification As A REIT

         Under the terms of the plan of liquidation, we are required to make distributions in amounts sufficient to allow us to remain qualified as a real estate investment trust under the Internal Revenue Code throughout the period of the liquidation of our assets. Accordingly, the prior board's estimated range of the liquidating distributions per share set forth in this proxy statement assumes that the Company will continue to qualify as a REIT under the Code during the entire liquidation process and, therefore, no provision has been made for federal income taxes. Although the Company expects to maintain its REIT qualification, there can be no assurance in that regard. If we lose our REIT status, we would be taxable as a corporation for federal income tax purposes and would be liable for federal income taxes at the corporate rate with respect to our entire taxable income from operations and from liquidating sales and distributions of our assets for the taxable year in which our qualification as a REIT terminates and in any subsequent years.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF LIQUIDATION?

         The following discussion summarizes certain material U.S. federal income tax considerations that may be relevant to you as a result of the liquidation. This summary has been prepared based upon advice from Katten Muchin Zavis Rosenman, counsel to the Company. This discussion is based upon interpretations of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated under the Code, judicial decisions, and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. In addition, we have not requested and do not plan to request any rulings from the Internal Revenue Service (the "IRS") with respect to the tax consequences of the plan of liquidation. Accordingly, no assurance can be given that the statements set forth in this discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or sustained by the courts if challenged. The discussion below does not address all U.S. federal income tax consequences or any state, local or foreign tax consequences of the liquidation. Your tax treatment may vary depending upon your particular situation. Also, stockholders subject to special treatment, including dealers in securities or foreign currency, tax-exempt entities, non-U.S. stockholders, banks, thrifts, insurance companies, persons that hold common stock as part of a "straddle", a "hedge", a "constructive sale" transaction or a "conversion transaction", persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities, may be subject to special rules not discussed below. This discussion also does not address the U.S. federal income tax consequences of the liquidation to holders of common stock that do not hold that stock as a capital asset.

         For purposes of the discussion below, a `U.S. stockholder' is a U.S. citizen or resident, a domestic corporation, a domestic partnership, an estate the income of which is subject to U.S. federal income tax without regard to its source, or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all the substantial decisions of the trust. A non-U.S. stockholder is any stockholder that is not a U.S. stockholder.

         THIS U.S. FEDERAL INCOME TAX DISCUSSION IS FOR GENERAL INFORMATION ONLY AND MAY NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE SIGNIFICANT TO A STOCKHOLDER. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE LIQUIDATION TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS AND CHANGES IN APPLICABLE TAX LAWS.

FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY

         As a REIT, the Company generally is not subject to federal corporate income tax on the portion of its taxable income that it currently distributes to its stockholders. If the plan of liquidation is approved by stockholders, we expect, but cannot assure, that we will liquidate in a manner that will allow it to continue to meet the requirements for qualification as a REIT until it has distributed all of its assets to its stockholders (including by means of a transfer of assets to a liquidating trust).

         So long as the Company continues to qualify as a REIT, any net gain from "prohibited transactions" will be subject to a 100% tax. "Prohibited transactions" are sales of property held primarily for sale to customers in the ordinary course of a trade or business. Whether a real estate asset is property held primarily for sale to customers in the ordinary course of a trade or business is a highly factual determination. We believe that all of the Company's properties are held for investment and the production of rental income, and that none of the sales of the Company's properties in accordance with the plan of liquidation will constitute a prohibited transaction. However, we cannot assure that the IRS will not successfully challenge the characterization of the Company's properties for purposes of applying the 100% tax.

         We expect to completely liquidate the Company within 24 months after the plan of liquidation is approved by stockholders. Provided we completely liquidate the Company within such 24-month period, distributions made by the Company pursuant to the plan of liquidation will be treated as dividends paid for purposes of computing the Company's dividends paid deduction, to the extent of the Company's earnings and profits (computed without regard to the Company's capital losses) for the taxable year in which any such distributions are made. As a result, and provided that the Company continues to qualify as a REIT, we believe that the Company will not be subject to federal corporate income tax on any gain recognized in connection with liquidating sales of the Company's assets, nor will it be subject to federal corporate income tax on any gain recognized upon a liquidating distribution of any of its appreciated assets (whether to a liquidating trust or to stockholders). Should the Company lose its status as a REIT, it would be taxable as a corporation for federal income tax purposes and would be liable for federal income taxes at the corporate rate with respect to its entire taxable income from operations and from liquidating sales and distributions of its assets for the taxable year in which its qualification as a REIT terminates and any subsequent years.

FEDERAL INCOME TAX CONSEQUENCES TO UNITED STATES STOCKHOLDERS

         Distributions the Company makes within 24 months after the plan of liquidation is approved will not be dividend income to you, notwithstanding the Company's treatment of such distributions as dividends for purposes of the dividends paid deduction. Distributions in liquidation, including your pro rata share of the fair market value of any assets transferred to a liquidating trust, should first reduce the tax basis of your shares of common stock and be non-taxable to you to that extent, with any excess constituting a capital gain. If the sum of all liquidating distributions made to you is less than your tax basis in your shares, the difference will constitute a capital loss to you at the time you receive your final liquidating distribution, which includes the transfer of assets to a liquidating trust. Such capital gain or loss will be long or short-term, depending on whether your shares have been held for more than one year.

         The maximum tax rate imposed on the long-term capital gains of non-corporate taxpayers is 20%, although a 25% maximum tax rate is imposed on the portion of such gains attributable to prior depreciation deductions claimed in respect of depreciable real property held for more than one year and not otherwise treated as ordinary "recapture" income. Regulations have been adopted relating to the taxation of capital gains in the case of sales and exchanges of interests in partnerships, S corporations and trusts, but not of interests in REITs. Accordingly, you are urged to consult with your tax advisors with respect to your capital gain tax liability resulting from our liquidation and your receipt of liquidating distributions.

FEDERAL INCOME TAX CONSEQUENCES TO NON-UNITED STATES STOCKHOLDERS

         Generally, a non-U.S. stockholder's gain or loss from the liquidation will be determined in the same manner as that of a U.S. stockholder. Gain recognized by a non-U.S. stockholder on distributions the Company makes within 24 months after the plan of liquidation is approved should not be subject to

U.S. federal income taxation unless (a) the gain is effectively connected with a U.S. trade or business of the non-U.S. stockholder, (b) the stockholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, or (c) the Company's common stock in the hands of the stockholder constitutes a "U.S. Real Property Interest" within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA").

          If a non-U.S. stockholder's common stock constitutes a U.S. Real Property Interest, or if the stockholder's gain from the liquidating distributions is otherwise effectively connected with a U.S. trade or business, the stockholder will be subject to U.S. federal income tax at regular tax rates with respect to that gain. In addition, the non-U.S. stockholder may be subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. If the non-U.S. stockholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and other conditions are satisfied, the stockholder will be subject to a 30% tax on its capital gains. An applicable income tax treaty may modify these consequences for a non-U.S. stockholder eligible for treaty benefits, and non-U.S. stockholders should consult with their tax advisors regarding the possible application of such a treaty. In addition, liquidating distributions may be subject to U.S. federal income taxation in the hands of certain expatriates and former long-term residents of the U.S.

         Common stock owned by a non-U.S. stockholder will not constitute a U.S. real property interest if either (a) the Company is a "domestically-controlled REIT" at all times during a specified testing period or (b) the Company's common stock continues to be traded on an established securities market during the liquidation period, as to which there can be no assurance, and the non-U.S. stockholder held 5% or less of the total fair market value of the Company's common stock at all times during the shorter of the time the stockholder held the Company's common stock or during the five-year period ending on the date of the final liquidating distribution. We will be a domestically controlled REIT if non-U.S. stockholders held less than 50% of the value of the Company's stock at all times during the 5-year period ending with the payment of the final liquidating distribution. Based on the record ownership of the Company's capital stock, we believe we are a domestically-controlled REIT, but no assurance can be given that the actual ownership of the Company's common stock has been or will be sufficient for the Company to qualify as a domestically-controlled REIT at all times during the applicable testing period.

         Even though we believe the Company is a domestically-controlled REIT, liquidating distributions paid to non-U.S. stockholders generally are subject to income tax withholding at the rate of 10%. ACCORDINGLY, WE INTEND TO WITHHOLD 10% OF EACH LIQUIDATING DISTRIBUTION TO A NON-U.S. STOCKHOLDER. A NON-U.S. STOCKHOLDER MAY BE ENTITLED TO A REFUND OR CREDIT AGAINST THE STOCKHOLDER'S U.S. TAX LIABILITY WITH RESPECT TO THE AMOUNT WITHHELD, PROVIDED THAT THE STOCKHOLDER FILES A U.S. INCOME TAX RETURN WITH THE IRS ON A TIMELY BASIS. NON-U.S. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING WITHHOLDING TAX CONSIDERATIONS.

BACKUP WITHHOLDING

         Unless you comply with applicable reporting and/or certification procedures or are an exempt recipient under applicable provisions of the Code and Treasury regulations promulgated under the Code, you will be subject to a 30% backup withholding tax with respect to any cash payments received pursuant to the liquidation. You should consult your own tax advisors to ensure compliance with these procedures.

         Backup withholding generally will not apply to payments made to exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If backup withholding applies, the amount withheld is not an additional tax but is credited against the stockholder's U.S. federal income tax liability.

LIQUIDATING TRUST

         If the Company has not disposed of all its assets within 24 months of the adoption by stockholders of the plan of liquidation, we intend to establish a liquidating trust to which the Company will distribute in kind its unsold assets. This is necessary in order for the Company (assuming it remains qualified as a REIT) to be eligible to deduct amounts distributed pursuant to the plan of liquidation as dividends and thereby not be subject to federal income tax on such amounts. A trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, it will no longer be considered a liquidating trust. Although neither the Code nor the Treasury regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the IRS's ruling guidelines call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.

         An entity classified as a liquidating trust may receive assets, including cash, from the liquidating entity without incurring any tax, and, as a grantor trust, is not subject to tax on any income or gain recognized by it. Instead, if you are a stockholder when a liquidating trust is established, you will be treated as the owner of your pro rata portion of each asset, including cash, received by and held by the liquidating trust. Accordingly, you will be treated as having received a liquidating distribution equal to your share of the amount of cash and the fair market value of any asset transferred to the liquidating trust, and will recognize gain at that time to the extent such value is greater than your basis in your stock notwithstanding that you may not currently receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. You will recognize taxable gain or loss when all or part of your pro rata portion of an asset held by the liquidating trust is disposed of for an amount greater or less than the fair market value of such asset at the time it was transferred to the liquidating trust. In addition, you will be required to take into account in computing your taxable income your pro rata share of each item of income, gain and loss of the liquidating trust, the character of which items will pass through to you.

         The liquidating trustee will file tax returns for the liquidating trust, and will send to each holder of an interest in the liquidating trust a separate statement setting forth the holder's share of items of income, gain, loss, deduction or credit. Each holder must report such items on its federal income tax return regardless of whether the liquidating trust makes current cash distributions. If a holder incurs a federal income tax liability on account of taxable income of the liquidating trust that exceeds the trust distributions made to a holder, such holder may be entitled to a subsequent or offsetting capital loss.

         An individual stockholder who itemizes deductions will be entitled to deduct his pro rata share of fees and expenses of the liquidating trust for regular federal income tax purposes only to the extent that such amount, together with the stockholder's other miscellaneous itemized deductions, exceeds 2% of his adjusted gross income, and will not be entitled to deduct such expenses at all for alternative minimum tax purposes.

         Because stockholders would be treated as owning their respective shares of the liquidating trust's assets, they would be treated as directly engaging in the operations of the liquidating trust. As such, holders of interests in the liquidating trust that are tax-exempt entities may realize unrelated business taxable income with respect to the trust's activities, and non-U.S. holders may be considered to derive income that is effectively connected with a U.S. trade or business. In that event, non-U.S. holders would be subject to U.S. federal income tax and, for non-U.S. corporate holders, branch profits tax. Accordingly, the liquidating trust will withhold 35% of any capital gain distributions made to non-U.S. holders. That amount will be creditable against the non-U.S. holder's U.S. federal income tax liability. Tax-exempt and non-U.S. stockholders should consult their own tax advisors regarding the U.S. federal income tax consequences that would apply to them if we were to transfer assets to a liquidating trust.

         If the liquidating trust fails to qualify as such, the resulting tax consequences to the trust and the holders of trust interests will depend upon, among other things, the reasons for the trust's failure to so qualify. If the board of directors avails itself of the use of a liquidating trust, it is anticipated that every effort will be made to ensure that the liquidating trust will be classified as such for federal income tax purposes.

         We do not anticipate that the liquidating trust will be required to file annual, quarterly or other reports with the Securities and Exchange Commission as is currently required of the Company under federal securities laws.

STATE AND LOCAL INCOME TAX

         You may be subject to state or local taxes with respect to the liquidating distributions received from us pursuant to the plan of liquidation. The state or local tax treatment of liquidating distributions received from us may differ from the federal income tax treatment described above. If we transfer assets to a liquidating trust, stockholders may be required to file income tax returns in states or localities in which the liquidating trust owns properties. You should consult your tax advisors regarding such taxes.

TRANSFER TAXES

         Transfer taxes may be imposed in certain state and local jurisdictions in connection with sales of properties or in-kind distributions made to a liquidating trust or the stockholders.

                       SELECTED HISTORICAL FINANCIAL DATA

         The following selected historical financial data for the last five fiscal years has been derived from our audited consolidated financial statements incorporated by reference into this proxy statement. The selected historical financial data for the six-month periods ended June 30, 2002 and June 30, 2001 has been derived from our unaudited consolidated financial statements incorporated by reference into this proxy statement. This information is only a summary, and you should read it together with the historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference herein. See "WHERE YOU CAN FIND MORE INFORMATION" on page 34.

                                      SIX MONTHS ENDED
                                          JUNE 30,                                          YEARS ENDED DECEMBER 31,
                              ------------------------------  ----------------------------------------------------------------------
                                   2002             2001          2001          2000          1999          1998           1997
                                   ----             ----          ----          ----          ----          ----           ----
Total Revenue                   $1,826,891       $3,887,145    $8,530,531    $8,110,124    $7,989,276    $8,210,920   $9,524,410 (1)
Net Income (Loss)              (16,380,060)(2)    1,169,181     2,526,685     2,537,241     1,895,156     2,995,631    3,708,687 (1)
Net Income (Loss) Per Share         (18.52)(2)        1.00          2.15         2.16          1.61          2.55         3.16
Distribution Per Share (3)(4)        --              --             1.87(4)     --             1.70          3.40         3.23
Total Assets                   $49,853,328      $57,313,724   $56,541,462   $56,549,762   $54,187,702   $55,087,481  $56,296,853

---------------

(1) Total revenues and net income for the year ended December 31, 1997 include approximately $1,500,000, or $1.28 per share, received pursuant to the bankruptcy settlement of a tenant.

(2) Net loss for the six months ended June 30, 2002 consists primarily of fees incurred in connection with the Company's February 2002 transaction with Presidio Capital Investment Company LLC and the subsequent lawsuits and the payment of consulting fees to a financial advisor. Such fees included, among other things, a note payable in the amount of $14,589,936 and a Class A 5% cumulative preferred partnership interest with a liquidation preference of $672,178.

(3) All distributions are in excess of accumulated undistributed net income and therefore represent a return of capital to investors on a generally accepted accounting principles basis.

(4) Distributions made on December 21, 2001 are based on the total shares issued and outstanding.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth certain information as of ________ __, 2002 (except as otherwise indicated) regarding the ownership of the Company's common stock by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director and nominee for director, (iii) each executive officer of the Company, and (iv) all current executive officers and directors of the Company as a group. Except as otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder.

       NAME AND ADDRESS OF                  POSITION WITH THE            AMOUNT AND NATURE OF
        BENEFICIAL OWNER                         COMPANY                   BENEFICIAL OWNERSHIP       PERCENT OF CLASS
        ----------------                         -------                   --------------------       ----------------
HX Investors, L.P.                       Shareholder                          327,331(1)                   41.5%
100 Jericho Quadrangle
Suite 214
Jericho, NY 11753

Michael L. Ashner                        Director, President                  327,331(2)                   41.5%
100 Jericho Quadrangle                   and Chief Executive
Suite 214                                Officer
Jericho, NY 11753

Arthur Blasberg, Jr.                     Director                                   0                        0

Peter Braverman                          Director and Executive                     0                        0
                                         Vice President

John Ferrari                             Director                                   0                        0

Howard Goldberg                          Director                                   0                        0

Lara Sweeney                             Vice President and                         0                        0
                                         Secretary

Carolyn Tiffany                          Vice President and                         0                        0
                                         Treasurer

Steven Zalkind                           Director                                  10                        *

All directors and executive                                                   327,341                       41.5%
officers as a group

------------------------------
*Less than 1%.

(1) Based upon information contained in Amendment No. 9 (Final Amendment) to Schedule TO-T as filed by HX Investors, L.P. ("HX") with the Securities and Exchange Commission on August 19, 2002.

(2) Comprised of shares owned by HX. As the sole stockholder of Exeter Capital Corporation, the sole general partner of HX, Mr. Ashner may be deemed to beneficially own all shares owned by HX.

                              CAUTIONARY STATEMENT
                      REGARDING FORWARD-LOOKING STATEMENTS

         The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

         - STATEMENTS, INCLUDING POSSIBLE OR ASSUMED FUTURE RESULTS OF THE COMPANY'S OPERATIONS AND POSSIBLE OR ASSUMED FUTURE RESULTS OF THE COMPANY'S DECISION TO ADOPT THE PLAN OF LIQUIDATION, INCLUDING ANY FORECASTS, PROJECTIONS AND DESCRIPTIONS OF ANTICIPATED COST SAVINGS OR OF ANTICIPATED PROCEEDS AVAILABLE FOR DISTRIBUTION, AND STATEMENTS INCORPORATED BY REFERENCE FROM DOCUMENTS FILED BY THE COMPANY WITH THE SEC AND ANY STATEMENTS MADE IN THIS PROXY STATEMENT OR IN THE DOCUMENTS FILED WITH THE SEC REGARDING FUTURE CASH FLOWS, FUTURE BUSINESS PROSPECTS, REVENUES, WORKING CAPITAL, LIQUIDITY, CAPITAL NEEDS, INTEREST COSTS, INCOME OR THE EFFECTS OF THE LIQUIDATION;

         - ANY STATEMENTS PRECEDED BY, FOLLOWED BY OR THAT INCLUDE THE WORDS "BELIEVES," "EXPECTS," "ANTICIPATES," "INTENDS," "ESTIMATES," "PROJECTS" OR SIMILAR EXPRESSIONS; AND

         - ANY OTHER STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE HEREIN REGARDING MATTERS THAT ARE NOT HISTORICAL FACTS.

         BECAUSE THESE STATEMENTS ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY OUR FORWARD-LOOKING STATEMENTS. WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON THESE STATEMENTS. IN ADDITION, THE STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PROXY STATEMENT OR AS OF SUCH OTHER DATE SPECIFICALLY REFERENCED.

         FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING:

         - WE MAY NOT BE ABLE TO COMPLETE THE LIQUIDATION IN A TIMELY MANNER OR REALIZE PROCEEDS FROM THE SALES OF ASSETS IN AMOUNTS THAT WILL ENABLE THE COMPANY TO PROVIDE LIQUIDATING DISTRIBUTIONS TO ITS STOCKHOLDERS IN AMOUNTS CURRENTLY ANTICIPATED;

         - OCCUPANCY RATES AND MARKET RENTS MAY BE ADVERSELY AFFECTED BY ECONOMIC AND MARKET CONDITIONS WHICH ARE BEYOND OUR CONTROL, INCLUDING THE FINANCIAL CONDITION OF OUR TENANTS;

         -    UNCERTAINTIES RELATING TO THE COMPANY'S PROPERTY PORTFOLIO;

         -    UNCERTAINTIES RELATING TO THE COMPANY'S OPERATIONS;

         - UNCERTAINTIES RELATING TO THE IMPLEMENTATION OF THE COMPANY'S LIQUIDATION STRATEGY;

         - UNCERTAINTIES RELATING TO DOMESTIC AND INTERNATIONAL ECONOMIC AND POLITICAL CONDITIONS;

         - UNCERTAINTIES REGARDING THE IMPACT OF REGULATIONS, CHANGES IN GOVERNMENT POLICY AND INDUSTRY COMPETITION; AND

         - OTHER RISKS MENTIONED FROM TIME TO TIME IN THE COMPANY'S REPORTS FILED WITH THE SEC, INCLUDING THE RISK FACTORS THAT WERE DISCLOSED IN THE COMPANY'S FORM 10-K WHICH WAS FILED WITH THE SEC ON
              APRIL 1, 2002.

         THE CAUTIONARY STATEMENTS CONTAINED OR REFERRED TO IN THIS PROXY STATEMENT SHOULD BE CONSIDERED IN CONNECTION WITH ANY SUBSEQUENT WRITTEN OR ORAL FORWARD-LOOKING STATEMENTS THAT MAY BE ISSUED BY US OR PERSONS ACTING ON OUR BEHALF. EXCEPT FOR OUR ONGOING OBLIGATIONS TO DISCLOSE MATERIAL INFORMATION AS REQUIRED BY THE FEDERAL SECURITIES LAWS, WE UNDERTAKE NO OBLIGATION TO RELEASE PUBLICLY ANY REVISIONS TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS PROXY STATEMENT OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the information filing requirements of the Exchange Act and, in accordance with that act, are obligated to file with the Securities and Exchange Commission periodic reports, proxy statements and other information relating to our business, financial condition and other matters. These reports, proxy statements and other information may be inspected at the SEC's office at the public reference facilities of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Copies of these materials can be obtained, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, NW, Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. The information is also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supersede the information in this proxy statement.

         We incorporate by reference into this proxy statement the following documents that the Company has filed with the SEC (File No. 0-16343) under the Exchange Act:

         - The Company's Annual Report on Form 10-K for the year ended December 31, 2001;

         - The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002;

         - The Company's Current Reports on Form 8-K, dated February 14, 2002; April 23, 2002; May 9, 2002; May 14, 2002; June 3, 2002;
              July 2, 2002; July 8, 2002; August 5, 2002; and August 21, 2002;
              and

         - The Company's Solicitation/Recommendation Statements on Schedule 14D-9 and amendments filed with the SEC on July 3, 2002; July 10, 2002; July 12, 2002; July 30, 2002; August 1, 2002; and August 5,
              2002.

         All subsequent documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting will be deemed to be incorporated by reference into this proxy statement and to be a part of the proxy statement from the date of the filing of those documents.

         Documents incorporated by reference are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit into this proxy statement). You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

Shelbourne Properties III, Inc.
c/o First Winthrop Corporation
7 Bulfinch Place, Suite 500
Boston, MA  02114
Attention: Corporate Secretary
Telephone: (617) 570-4600


         If you would like to request documents from us, please do so by __________ __, 2002 in order to ensure timely receipt before the special meeting.

         You should rely only on the information contained in this document to vote your shares of common stock at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated _________ __, 2002. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in that jurisdiction.

                              STOCKHOLDER PROPOSALS

         When we complete the liquidation, we will no longer have public stockholders or any stockholder meetings. If we have not completed the liquidation, or if the plan of liquidation is not approved by the stockholders, we intend to hold the next annual stockholder meeting in June 2003. In that case, you would continue to be entitled to attend and participate in the stockholder meetings if you continue to own shares of common stock. Any stockholder proposal that is submitted to the Company for inclusion in its proxy statement for its annual meeting in 2003 pursuant to Rule 14a-8 under the Exchange Act must comply with the rules of the SEC governing the form and content of such proposals and must be received by the Secretary of Shelbourne Properties III, Inc., 7 Bulfinch Place, Suite 500, Boston, MA 02114, a reasonable time before we begin to print and mail proxy materials for the 2003 annual meeting of stockholders.

         If you intend to present a proposal at the Company's annual meeting in 2003 but do not intend to have your proposal included in the Company's proxy statement, you must notify us on a timely basis of your intent to present such proposal at the meeting. To be timely, your notice must be delivered to the Secretary of Shelbourne Properties III, Inc., 7 Bulfinch Place, Suite 500, Boston, MA 02114, not later than the close of business on the later of the 75th day prior to such annual meeting or the fifteenth day following the day on which public announcement of the date of such meeting is first made by the Company. The proposal must also comply with the other requirements contained in the Company's Bylaws. Proxies solicited by the Company's board of directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

                                  OTHER MATTERS

         We are not aware of any business or matter other than those indicated above which may properly be presented at the special meeting. If, however, any other matter comes before the special meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

         If you would like additional copies of this document, or if you have questions about the liquidation or need assistance voting your shares, you should contact:

                                        [MacKenzie Partners, Inc. logo]
                                        105 Madison Avenue
                                        New York, NY 10016
                                        (212) 929-5000 (collect)
                                        (800) 322-2885 (toll-free)

You may also contact your Company:

                                        Shelbourne Properties III, Inc.
                                        c/o First Winthrop Corporation
                                        7 Bulfinch Place, Suite 500
                                        Boston, MA  02114
                                        Attention: Corporate Secretary
                                        Telephone: (617) 570-4600

                                   APPENDICES

Appendix A - Plan of Liquidation

Appendix B - Summary of Appraisals

Appendix C - Fairness Opinion

                                   APPENDIX A

                         SHELBOURNE PROPERTIES III, INC.
                               PLAN OF LIQUIDATION
                               -------------------

     1. In accordance with the provisions of the Settlement Agreement and Mutual Release, dated as of July 1, 2002 (the "Settlement Agreement"), between plaintiff HX Investors, LP ("Purchaser") and the additional plaintiffs who are listed in Exhibit A thereto, and Shelbourne Properties III, Inc. (the "Company"), Shelbourne Properties I, Inc. and Shelbourne Properties II, Inc. and the provisions of the Stock Purchase Agreement, dated as of July 1, 2002 (the "Stock Purchase Agreement"; terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Stock Purchase Agreement), between Purchaser, Exeter Capital Corporation and the Company, and in accordance with Delaware Law, as promptly as practicable after the approval of this Plan of Liquidation by the stockholders of the Company, but in any event not later than five business days after such date, the Board shall cause the Company to be dissolved (the "Dissolution"), by filing a certificate of dissolution with the Secretary of State of the State of Delaware (the date and time of such filing being the "Effective Time"), and thereafter liquidated pursuant to this Plan of Liquidation.

     2. This Plan of Liquidation has been approved by the Board as being advisable and in the best interests of the Company and its stockholders. The Board has directed that this Plan of Liquidation be submitted to the stockholders of the Company for approval. This Plan of Liquidation shall become effective upon approval of this Plan of Liquidation by the holders of at least a majority of the outstanding shares of Common Stock.

     3. At or after the Effective Time, as soon as reasonably practicable, the Company shall be voluntarily liquidated in accordance with this Plan of Liquidation. Pursuant to this Plan of Liquidation, the Board shall cause the Company and its subsidiaries to sell, convey, transfer and deliver or otherwise dispose of any and all of the assets and properties of the Company and its subsidiaries in one or more transactions, without further approval of the Company's stockholders; provided that all dispositions of assets with an aggregate gross exchange value of over $500,000 shall require the approval of a majority of the directors of the Company. If the Plan of Liquidation is approved and the assets of the Company are not fully liquidated by October 31, 2007, Purchaser will vote or cause to be voted all shares of Common Stock beneficially owned by Purchaser on any shareholder proposal in accordance with the votes cast by holders of a majority of the shares of Common Stock not held by Purchaser or its affiliates.

     4. From the date that new directors are appointed to the Board pursuant to
Section 3 of the Corporate Governance Provisions attached to the Stock Purchase Agreement as Annex B until the Liquidation Date, the businesses of the Company and its subsidiaries shall be conducted, and the Company and its subsidiaries shall not, and Purchaser shall not cause the Company and its subsidiaries to, take any action except in accordance with the Stock Purchase Agreement, the Settlement Agreement and this Plan of Liquidation. Within the requirements of the Stock Purchase Agreement, the Settlement Agreement and this Plan of Liquidation, the Company shall continue to conduct its operations in the ordinary course of business, including but not limited to entering into contracts, deeds, assignments or other instruments, making normal and customary improvements or renovations to managed properties, engaging real estate brokers and compromising claims for or against the Company, incurring secured or unsecured indebtedness for borrowed money for any corporate purpose or for making distributions in accordance with this Plan of Liquidation and concurrent therewith, the Company shall proceed with winding up its business and affairs, discharging and paying all Company liabilities and distributing the Company's assets and properties to its stockholders in accordance with this Plan of Liquidation and the Company's Certificate of Incorporation. Notwithstanding the foregoing, subject to Section 8 hereof, neither the Company nor any of its subsidiaries shall, and Purchaser shall not act in any way to cause the Company or any of its subsidiaries to, directly or indirectly, do, or propose to do, any of the following without the prior consent of holders of a majority of the outstanding shares of Common Stock other than those shares of Common Stock held by Purchaser and its affiliates at such time:

          (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of any class of capital stock or other ownership interest of the Company or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its subsidiaries;

          (c) except in accordance with this Plan of Liquidation and to the extent necessary for the Company to qualify as a REIT, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (d) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, real property or any material amount of assets;

          (e) pay any compensation (other than reasonable out of pocket expenses) to any director or officer of the Company other than the Independent Directors;

          (f) take any action, other than actions required by GAAP or in the ordinary course of business, with respect to accounting policies or procedures;

          (g) sell, transfer or otherwise dispose of any property to Purchaser or any of its affiliates or to NorthStar Capital Investment Company or any of its affiliates; or

          (h) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.


The appropriate officers or directors of the Company shall take such actions as may be necessary or appropriate to marshal the assets and properties of the Company and its subsidiaries and convert the same, in whole or in parts, into cash or such other form as may be used to pay the Company's debts and distribute any excess proceeds to the Company's stockholders as provided in Sections 5 and 6 below.

     5. Subject to the provisions of Section 8 hereof:


          (a) The Company shall (i) pay or make reasonable provision to pay all claims and obligations of the Company, including all contingent, conditional or unmatured contractual claims known to the Company, (ii) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company in connection with any pending action, suit or proceeding to which the Company is a party and (iii) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within ten years of the Effective Time. All such claims shall be paid in full and any such provision for payment made shall be made in full. After providing for the foregoing and complying with all debt covenants, the Company shall distribute all available cash, other than minimum operating reserves and amounts required to comply with financial or other contractual covenants, at least once per fiscal quarter to its stockholders. In any event, the Company shall make such distributions to its stockholders as are necessary to maintain the Company's qualification as a REIT. Unless otherwise approved by the Court of Chancery or the holders of a majority of the outstanding shares of Common Stock other than shares of Common Stock held by the Purchaser and its affiliates and unless otherwise required by the fiduciary duties of the Board of Directors of the Company after consultation with its counsel, the Company shall complete the disposition of all assets and properties of the Company and its subsidiaries by, and make a final distribution of all cash and other proceeds therefrom no later than, the third anniversary of the Effective Time.

                  (b) The Company shall (i) distribute to its stockholders all excess refinancing proceeds, if any, by the earlier of (x) 30 days following the end of the fiscal quarter in which such refinancing occurs and (y) 90 days following the date of such refinancing and (ii) distribute to its stockholders all net property sale proceeds, if any, by the earlier of (x) 30 days following the end of the fiscal quarter in which such sale occurs and (y) 90 days following the date of such sale.

                  (c) Unless otherwise approved by the holders of a majority of the outstanding shares of Common Stock other than shares of Common Stock held by Purchaser and its affiliates, and for so long as Purchaser's nominees to the Board (or persons approved of or nominated by such nominees) comprise a majority of the Board, if the Company fails to make any distribution contemplated by
Section 5(b) of this Plan of Liquidation and fails to promptly cure such failure, then (i) Purchaser shall no longer be entitled to receive the distributions contemplated by Section 6 of the Plan of Liquidation (in which case such amount shall be distributed to holders of shares of Common Stock pursuant to Section 6 of this Plan of Liquidation) and (ii) until the Company makes such distributions, (x) Purchaser and its affiliates shall not be entitled to receive any service fees otherwise payable by the Company to Purchaser or any of its affiliates and (y) directors of the Company (other than directors who voted in favor of making such distributions or who formally objected to the Company's not making such distributions) shall not be entitled to receive any fees or other compensation otherwise payable to them by the Company.

                  (d) Cash reserves of the Company in excess of $500,000 will be invested only in short-term U.S. Treasuries or other short-term federally insured obligations.

     6. Purchaser has been issued a class of units in Shelbourne Properties III, L.P. (the "Operating Partnership") entitling Purchaser, subject to the payments and provisions of Section 5 above, to receive distributions equal to 15% of the excess of (x) the Net Proceeds over (y) the Base Amount, which shall only be payable from and after such time as the Company has made aggregate distributions equal to the entire Base Amount (as defined below) and which shall be payable simultaneously with all future distributions made by the Company from and after the date on which the Company has made aggregate distributions equal to the entire Base Amount. Subject to the foregoing, all distributions made pursuant to this Plan of Liquidation shall be made to holders of shares of Common Stock on a pro rata basis. No distributions shall be made to Purchaser with respect to such Operating Partnership units unless this Plan of Liquidation is approved.

                  The "Base Amount" means the product of (i) $52.25 (the "Equity Amount") plus, a return calculated on the undistributed portion of the Equity Amount, compounded quarterly, times (ii) the number of outstanding shares of Common Stock. For the purpose of calculating such return, the return rate shall
(x) begin at an annual rate of 6% for the period commencing August 20, 2002 and ending 18 months from such date and (y) increase by 0.5% for each subsequent six-month period thereafter through the Liquidation Date, such return not to exceed 8%.

                  "Net Proceeds" means (i) the aggregate fair value of all consideration received upon disposal of a Company asset in accordance with this Plan of Liquidation less the sum of all direct costs incurred in connection with such disposal, plus (ii) all cash and other proceeds generated from operating the assets and properties of the Company and its subsidiaries.


The distributions contemplated by this Section 6 shall be in complete liquidation of the Company and in cancellation of all issued and outstanding shares of Common Stock, and all certificates ("Certificates") representing such shares of Common Stock shall be canceled upon the final distribution. The Board shall make such provisions as it deems appropriate regarding cancellation of all outstanding Certificates upon the final distribution.

     7. As soon as reasonably practicable but no earlier than October 1, 2002, the Company shall (i) terminate the transition management services provided by Presidio Capital Investment Company ("PCIC"), pursuant to the Purchase and Contribution Agreement, dated as of February 14, 2002, made and entered into by PCIC, the Company and the other parties thereto and (ii) retain Kestrel Management, L.P. to provide interim management services from the termination date on terms and conditions substantially identical to those pursuant to which PCIC provides such services for an aggregate annual cost for the initial period ending on the earlier of the third anniversary of the Effective Time or the Liquidation Date, of not more than $200,000. Thereafter, such fees shall be determined by a majority of the Independent Directors; provided, however, that such fees shall not exceed $200,000 per annum in the aggregate. The Company shall terminate, at no cost, each of the respective property management agreements between the Company or any subsidiaries of the Company and Kestrel Management, L.P. upon the disposal of each of the properties subject to such agreements.

     8. Notwithstanding any other provision of this Plan of Liquidation, the Company may, alone or in joint venture with others, acquire an interest in one or more properties, and incur indebtedness relating thereto, in order to facilitate the sale of properties currently owned by the Company while maintaining the indebtedness and equity thresholds necessary to prevent the holder of the Class A Units in the Operating Partnership from causing the Operating Partnership to purchase such units pursuant to a "Put Premium Event" (as such term is defined in that certain Purchase and Contribution Agreement, dated as of July 14, 2002, between, among others, the Company, the Operating Partnership and Presidio Capital Investment Company, LLC), and in that regard, all limitations and restrictions on, and all requirements of, the Company and its subsidiaries set forth in this Plan of Liquidation, including, without limitation, the provisions of Section 4 and 5 hereof, shall be expressly subject to the foregoing.

     9. The Board, and such officers and directors of the Company as the Board may direct, are hereby authorized to interpret the provisions of this Plan of Liquidation and are hereby authorized and directed to take such further actions, to execute such agreements, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Company and complete the liquidation thereof, including, without limitation (i) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to maintain the value of, sell or otherwise dispose of, any and all property of the Company, whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan of Liquidation and (iii) the temporary investment of funds in such medium as the Board may deem appropriate. The death, resignation or other disability of any director or officer of the Company shall not impair the authority of the surviving or remaining directors or officers of the Company (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan of Liquidation. Upon such death, resignation or other disability, the surviving or remaining directors shall have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining directors or officers to exercise any of the powers provided for in this Plan of Liquidation.

     10. This Plan of Liquidation shall not be terminated, amended or repealed, and no action inconsistent with the terms hereof shall be taken by the Company, in each case without the approval of the holders of a majority of the outstanding shares of Common Stock excluding any shares of Common Stock held by the Purchaser and its affiliates at such time.

                                   APPENDIX B

                              SUMMARY OF APPRAISALS
                              ---------------------

                         SHELBOURNE PROPERTIES III, INC.


          GENERAL

     The board's estimate of the per share liquidation proceeds was based on appraisals performed by Cushman & Wakefield, Inc. or one of its subsidiaries in March and April 2002. These appraisals updated appraisals which were performed in 1996 and updated in March 1998 and June 2000. The appraised values reported below reflect market conditions prevailing on or around April 2002.

     Cushman & Wakefield was selected for the 1996 appraisals and the 1998 updates by the general partner of the Company's predecessor partnership. Cushman & Wakefield was chosen because it is a nationally recognized real estate appraisal firm with extensive appraisal experience. The 1996 appraisals and the 1998 updates were obtained in connection with proposed settlements of a lawsuit involving the Company's predecessor partnership. The appraisals were updated again in June 2000 in connection with the conversion of the Company's predecessor partnership into the Company's current corporate form. The April 2002 appraisal updates were obtained by the Company in connection with its entering into a secured credit facility.

     Cushman & Wakefield and its affiliates have from time to time in the past performed various property valuation and other services for the Company, its predecessor partnership or their affiliates or real estate partnerships controlled by such affiliates, including real estate brokerage services. All of such other services were performed in the ordinary course, and no relationship between the Company and Cushman & Wakefield and its affiliates otherwise exists.

     We will provide free of charge a copy of the appraisal reports completed by Cushman & Wakefield upon your written request or that of your representative, who has been designated in writing, that is submitted to the attention of the Corporate Secretary of Shelbourne Properties III, Inc., c/o First Winthrop Corporation, 7 Bulfinch Place, Suite 500, Boston, MA 02114.

     In preparing the appraisals, Cushman & Wakefield among other considerations set forth in each appraisal, generally inspected the Company's properties and the surrounding environs. Cushman & Wakefield also reviewed economic and demographic trends in the neighborhoods and regions in which the properties are located and considered the competitive markets in the local areas. Cushman & Wakefield used certain assumptions in determining the appraised values of the properties and the appraisals are subject to certain qualification and limitations, some of which are discussed below.

     In evaluating the properties, Cushman & Wakefield did not take responsibility for the accuracy of the legal description provided or for any matters which are legal in nature. Unless otherwise indicated, Cushman & Wakefield assumed title to the properties is good and marketable and the properties are free and clear of all liens. Cushman & Wakefield did not obtain any surveys of properties in preparing the appraisals. For purposes of forecasting gross income of properties and to arrive at its best estimates of what the investment community, as of the dates of the appraisals, envisions for the future in terms of rental rates, expenses, supply, and demand, Cushman & Wakefield reviewed lease summaries provided by the Company. Cushman & Wakefield conducted only visual inspections of the properties, and did not consider potential hidden structural defects or damages that might exist at the properties which could have a negative impact on the properties' appraised values. Similarly, unless otherwise stated in the appraisals, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the properties was not considered in arriving at the opinions of value stated in the appraisals. Each appraisal is only an estimate of value, as of the specific date stated in the appraisal, and is subject to the assumptions and limiting conditions stated in the report. As an opinion it is not a measure of realizable value and may not reflect the amount which would be received if the property was sold. Reference should be made to the entire appraisal report.

     The following table sets forth the April 2002 appraised value of the Company's properties as determined by Cushman & Wakefield.


                                                           APPRAISED
                    PROPERTY                                 VALUE
                    --------                                 -----
568 Broadway (1)                                          $14,397,500
Livonia Plaza                                             $10,500,000
Melrose Crossing - Phase II (2)                            $1,800,000
Sunrise Marketplace                                       $14,000,000
SuperValu Stores (3)(4)(5)                                 $4,025,000
TMR Warehouses (6)                                        $18,287,870
                                                          -----------
      TOTAL                                               $63,010,370


-------------------
(1) The Company has a 22.15% interest in this property and the amount listed in the table represents 22.15% of the applicable values.

(2) The Company has entered into an agreement to sell this property for a purchase price of $2,200,000.

(3) The 2000 appraisals for this property were not updated in 2002. Accordingly, the values shown for the property reflect the results of the 2000 appraisal of the property.

(4) At the time the Company's board approved the plan of liquidation, this property consisted of two parcels located in Indianapolis, IN and Atlanta, GA. The number shown reflects the aggregate appraised value of the Indianapolis and Atlanta parcels. In August 2002, the Atlanta property was sold for $3,950,000 (representing $1,975,000 for the Company's interest in the property). The sale is expected to generate $2.38 in net proceeds per share. The appraised value for the remaining parcel is $1,725,000.

(5) The Company has a 50% interest in this property and the amount listed in the table represents 50% of the applicable values.

(6) The Company has a 79.34% interest in the property and the amount listed in the table represents 79.34% of the applicable values.

         Appraisers typically use three approaches in valuing real property: the cost approach, the income capitalization approach, and the sales comparison approach. In most instances, the real property interest being appraised - i.e. whether it is a fee simple, leased fee or leasehold property - affects the suitability of a particular approach. In addition, the type and age of the property and the quantity and quality of available data affect the applicability of each approach in a specific appraisal situation. Due to the leases in place at the Company's properties, Cushman & Wakefield generally considered the income capitalization approach most relevant to its valuation of the properties with, in most cases, support from the sales comparison approach. Cushman & Wakefield believes that the income capitalization approach is the most appropriate technique for estimating the value of income producing property. Cushman & Wakefield believes that this approach generally represents the most direct and accurate simulation of market behavior and that it is the method which is most commonly used by buyers and sellers in deciding whether to buy or sell properties. However, in valuing the Company's Melrose Crossing property, Cushman & Wakefield did not consider the income approach relevant. Cushman & Wakefield believed that the typical buyer of that property would be less concerned with the property's income stream than its redevelopment potential. In addition, given the property's high vacancy level and the lack of any real evidence of demand for the space by any large retailers, Cushman & Wakefield did not believe the income approach would give an accurate estimate of value. Instead, Cushman & Wakefield used the sales comparison approach to value the Melrose property, with support from the cost approach.

         INCOME CAPITALIZATION APPROACH

         The income capitalization approach is a method of converting the anticipated economic benefits of owning property into a value estimate through capitalization. The principle of "anticipation" underlies this approach in that investors recognize the relationship between an asset's income and its value. In order to value the anticipated economic benefits of a particular property, potential income and expenses must be estimated, and the most appropriate capitalization method must be selected. The two most common methods of converting net income into value are through direct capitalization and discounted cash flow. In the direct capitalization approach, annual net operating income is divided by an overall rate extracted from market sales to indicate a value. Cushman & Wakefield used the direct capitalization method only in the case of properties which had a stabilized and predictable cash flow. Cushman & Wakefield believes that the direct capitalization method is less reliable in valuing properties which have fluctuations in cash flow over an anticipated holding period or where the first year's income is not a true representation of future cash flow. In these situations Cushman & Wakefield employed the discounted cash flow method. In the discounted cash flow method, Cushman & Wakefield generally estimated the net operating income of the properties over a ten year holding period. Cushman & Wakefield generally determined this to be a period which would allow the investment to mature, an investor to recognize a return that is commensurate with the risk taken and a recapture of the original investment. At the end of the implied holding period Cushman & Wakefield assumed that the property would be sold at a price determined by capitalizing the estimated net operating income in the following year. The capitalization rate was based upon Cushman & Wakefield's assessment of current market rates to which Cushman & Wakefield made an adjustment to allow for the risk of unforeseen events or trends, including a possible deterioration in market conditions for the property, which might affect estimated net operating income during the holding period. The resulting implied sale value, as well as the estimated net operating income streams for the first ten years, were then discounted to present value using an appropriate yield rate. In determining the yield rate Cushman & Wakefield analyzed each specific property, including the risks associated with the property, the local rental market, the property's position relative to competing properties, the risk/return characteristics associated with competitive investments and yield ratios for real estate investments reflected in national investor surveys. Based on this analysis Cushman & Wakefield selected the yield rate that it believed an investor would require in purchasing the property.

         The following table sets forth the values determined by Cushman & Wakefield using the income approach and the yield rate applied under the discounted cash flow method and the capitalization rate chosen under the direct capitalization method:

                                                                            INCOME CAPITALIZATION APPROACH
                                                       ------------------------------------------------------------------------
                                                         DISCOUNTED
                PROPERTY                              CASH FLOW METHOD               DIRECT CAPITALIZATION METHOD
                --------                              ----------------               ----------------------------
                                                                YIELD                                      CAPITALIZATION
                                                              RATE USED                                      RATE USED
                                                              ---------                                      ---------
568 Broadway (1)                           $13,600,100         12%                        $14,951,250            9.5%
Livonia Plaza                              $10,500,000         11.75%                     $10,550,000             10%
Melrose Crossing - Phase II (2)                     --         --                          $1,800,000             12%
Sunrise Marketplace                        $13,900,000        11.75%-12.25%               $14,000,000          11%-11.5%
SuperValu Stores (3)(4)(5)                          --         --                          $4,025,000          9.25%-11%
TMR Warehouses (6)                                  --         --                         $18,486,220         9.25%-10.5%

---------------------
(1) The Company has a 22.15% interest in this property and the amount listed in the table represents 22.15% of the applicable values.

(2) The Company has entered into an agreement to sell this property for a purchase price of $2,200,000.

(3) The 2000 appraisals for this property were not updated in 2002. Accordingly, the values shown for the property reflect the results of the 2000 appraisal of the property.

(4) At the time the Company's board approved the plan of liquidation, this property consisted of two parcels located in Indianapolis, IN and Atlanta, GA. The number shown reflects the aggregate value under this method for both parcels. In August 2002, the Atlanta property was sold. The appraised value of the remaining parcel under this method is $1,725,000.

(5) The Company has a 50% interest in this property and the amount listed in the table represents 50% of the applicable values.

(6) The Company has a 79.34% interest in the property and the amount listed in the table represents 79.34% of the applicable values.

     SALES COMPARISON APPROACH

     In the sales comparison approach, value is estimated by comparing the property with similar, recently sold properties in the surrounding or competing area. Inherent in this approach is the principle of substitution, which holds that when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution. The following table sets forth the values determined by Cushman & Wakefield using the sales comparison approach:

                                                   SALES COMPARISON
                 PROPERTY                               APPROACH
                 --------                               --------
568 Broadway (1)                                        $13,998,800
Livonia Plaza                                           $10,550,000
Melrose Crossing - Phase II (2)                          $1,800,000
Sunrise Marketplace                                $13,800,000-14,200,000
SuperValu Stores (3)(4)(5)                               $3,950,000
TMR Warehouses (6)                                      $17,970,510

------------------

(1) The Company has a 22.15% interest in this property and the amount listed in the table represents 22.15% of the applicable values.

(2) The Company has entered into an agreement to sell this property for a purchase price of $2,200,000. The transaction is expected to close in the fourth quarter of 2002.

(3) The 2000 appraisals for this property were not updated in 2002. Accordingly, the values shown for the property reflect the results of the 2000 appraisal of the property.

(4) At the time the Company's board approved the plan of liquidation, this property consisted of two parcels located in Indianapolis, IN and Atlanta, GA. The number shown reflects the aggregate value under this method for both parcels. In August 2002, the Atlanta property was sold. The appraised value of the remaining parcel under this method is $1,700,000.

(5) The Company has a 50% interest in this property and the amount listed in the table represents 50% of the applicable values.

(6) The Company has a 79.34% interest in the property and the amount listed in the table represents 79.34% of the applicable values.

     COST APPROACH

     Cushman & Wakefield determined a value for the Company's Melrose Crossing property under the cost approach. The cost approach renders an estimate of value based upon the price of obtaining a site and constructing improvements, both with equal desirability and utility as the subject property. Cushman & Wakefield believes that historically investors have not emphasized cost analysis in purchasing investment grade properties such as those properties, other than the Melrose Crossing property, which are owned by the Company and that the estimation of obsolescence for functional and economic conditions, as well as depreciation on improvements, makes this approach difficult. Cushman & Wakefield determined the value of the Melrose Crossing property using the cost approach to be $1,900,000.

     The Company has entered into an agreement to sell the Melrose property for a purchase price of $2,200,000.

                                   APPENDIX C

                                FAIRNESS OPINION
                                ----------------

                                                                  August 5, 2002

The Board of Directors
Shelbourne Properties III, Inc.
7 Bulfinch Place, Suite 500
Boston, MA 02114

Dear Members of the Board:

         We understand that Shelbourne Properties III, Inc. (the "Company"), Exeter Capital Corporation ("Exeter") and HX Investors, L.P. ("HX" and, together with Exeter, the "Purchaser") have entered into a Stock Purchase Agreement, dated as of July 1, 2002 and amended as of August 5, 2002 (the "Agreement"), pursuant to which, among other things, (i) Purchaser agreed to commence a tender offer (the "Tender Offer") to purchase up to 30% of the outstanding common stock, par value $.01 per share, of the Company (the "Common Stock") at a price per share of $58.30 (the "Offer Price") and (ii) subsequent to the completion of the Tender Offer, the Company will submit to the Company Stockholders (as defined below) for approval and adoption, the Plan of Liquidation attached as Annex C to the Agreement (the "Plan of Liquidation" and, together with the Tender Offer, the "Transaction") pursuant to which Company Stockholders shall be entitled to receive distributions of the proceeds from the liquidation of the Company in accordance with the Plan of Liquidation (the "Liquidation Proceeds" and, together with the Offer Price, the "Consideration"). In addition, we understand that each of Shelbourne Properties I, Inc. ("Shelbourne I") and Shelbourne Properties II, Inc. ("Shelbourne II") have entered into separate Stock Purchase Agreements with Purchaser, each dated as of July 1, 2002 and amended as of August 5, 2002, pursuant to which (a) Purchaser agreed to commence separate tender offers to purchase up to 30% of the outstanding common stock of each of Shelbourne I and Shelbourne II (the "Shelbourne I and II Tender Offers"), at a price per share of $63.15 and $73.85, respectively (the "Shelbourne I and II Offer Prices") and (b) subsequent to the completion of the respective tender offers, each of Shelbourne I and Shelbourne II will submit to their respective shareholders for approval and adoption, a plan of liquidation (the "Shelbourne I and II Liquidations" and, together with the Shelbourne I and II Tender Offers, the "Shelbourne I and II Transactions") pursuant to which such shareholders shall be entitled to receive distributions of the net proceeds from the relevant liquidation in accordance with such plan of liquidation (the "Shelbourne I and II Liquidation Proceeds").

         You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Common Stock (other than Purchaser and its affiliates) (the "Company Stockholders") of the Consideration, taken as a whole, to be received by such holders pursuant to the Transaction.

         In connection with this opinion, we have:

         (i) Reviewed the financial terms and conditions of the Agreement and the schedules, exhibits and annexes thereto;

         (ii) Analyzed certain historical business and financial information relating to the Company;

         (iii) Reviewed various financial budgets, asset appraisals and other data provided to us by the Company relating to its business;

         (iv) Held discussions with members of the Board of Directors of the Company and senior management of the Company's property management and asset management firms with respect to the business and prospects of the Company and the strategic objectives the Company;

         (v) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of the Company;

         (vi) Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of the Company;

         (vii) Reviewed the historical stock prices and trading volumes of the Common Stock; and

         (viii)Reviewed such other information and conducted such other financial studies, analyses and investigations as we deemed appropriate;

We have not received any forecasts with respect to the Company, and have been informed that no such forecasts exist.

         In conducting our analysis and in arriving at our opinion as expressed herein, we have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the properties, assets or liabilities of the Company, or concerning the solvency or fair value of the Company or its properties. In addition, the Board of Directors of the Company has instructed us to assume for, purposes of the rendering of our opinion, that the Liquidation Proceeds are equal to $56.72 per share of Common Stock (the "Net Liquidation Price Per Share"), which price as determined by the Company is equal to the ninety percent (90%) of the per share appraised liquidation value of the properties and assets of the Company as adjusted to reflect the repayment of indebtedness and the incurrence of liquidation costs and expenses. We have assumed no responsibility for and express no view as to whether the Company's assumption of the Net Liquidation Price Per Share is the correct determination of the Liquidation Proceeds that will be received by the Common Stockholders, and we have not independently verified the underlying asset appraisal, assumptions and discounts on which such price is based.

         Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

         In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company and Purchaser and that obtaining the necessary regulatory approvals for the Transaction will not have an adverse effect on the Company. We have also assumed that each of the Plan of Liquidation and the Shelbourne I and II Liquidations will be consummated concurrently in accordance with their terms without any waiver or modifications, and that the Plan of Liquidation and the Shelbourne I and II Liquidations will not result in any prepayment penalty on the preferred interests of the operating partnership of each of the Company, Shelbourne I and Shelbourne II.

         Lazard Freres & Co. LLC is acting as investment banker to the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services (a portion of which was paid to us at the commencement of the tender offer contemplated by the original Stock Purchase

Agreement). Lazard Freres & Co. LLC is also acting as investment banker to the Board of Directors of each of Shelbourne I and Shelbourne II in connection with the Shelbourne I and II Transactions. However, no opinion is made with respect to the allocation by Purchaser of the (a) Offer Price and the Shelbourne I and II Offer Prices and (b) Liquidation Proceeds and the Shelbourne I and II Liquidation Proceeds. Lazard Freres & Co. LLC provides a full range of investment banking and security services and, in the course of our trading and market making activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company for our own account and for the accounts of customers.

         Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors and our opinion is rendered in connection with its consideration of the Transaction. No opinion is made herein with respect to the fairness of the Shelbourne I and II Transactions, the Shelbourne I and II Liquidation Proceeds or the Shelbourne I and II Offer Prices. The opinion is not intended and does not constitute a recommendation to any Company Stockholder as to whether such holder should tender their Common Stock into the Tender Offer or whether a Company Stockholder should vote to adopt and approve the Plan of Liquidation. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except for the reproduction of this letter in its entirety in filings the Company may be required to make with the Securities and Exchange Commission and except as may otherwise be required by law or by a court of competent jurisdiction.

         Based on and subject to the foregoing, we are of the opinion that the Consideration, taken as a whole, to be received by the Company Stockholders in the Transaction is fair to the Company Stockholders from a financial point of view.

                                                   Very truly yours,

                                                   LAZARD FRERES & CO. LLC


                                                   By /s/ Matthew J. Lustig
                                                      ---------------------
                                                      Matthew J. Lustig
                                                      Managing Director

(Front)                                                            Form of Proxy

                                      PROXY
                         SHELBOURNE PROPERTIES III, INC.
                         C/O FIRST WINTHROP CORPORATION
                           7 BULFINCH PLACE, SUITE 500
                                BOSTON, MA 02114

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
                         SHELBOURNE PROPERTIES III, INC.
    FOR A SPECIAL MEETING OF THE STOCKHOLDERS TO BE HELD ON ______ __, 2002.

         The undersigned hereby constitutes and appoints Michael L. Ashner and Peter Braverman, and each of them, as proxies (the "Proxies") for the undersigned, with full power of substitution in each, and authorizes each of them to represent and to vote all shares of common stock, par value $0.01 per share, of Shelbourne Properties III, Inc. (the "Company"), held of record by the undersigned as of the close of business on September 27, 2002, at the Special Meeting of Stockholders (the "Special Meeting") of the Company to be held on _________ __, 2002, in the 11th Floor Conference Center in the offices of Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York 10022, at ___ a.m., local time, and at any adjournments or postponements thereof.

         YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO ENSURE THAT YOUR SHARES ARE VOTED AT THE SPECIAL MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL THIS PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE ALREADY RETURNED A PROXY.

               PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE
                AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

         The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting of Stockholders and the proxy statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

(Back)

/X/  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

         WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 SET FORTH BELOW. THE PROXIES ARE EACH AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF OR MATTERS INCIDENTAL THERETO. STOCKHOLDERS WHO PLAN TO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXY BY CASTING THEIR VOTE AT THE SPECIAL MEETING IN PERSON. PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

1. To approve the Plan of Liquidation of the Company. A vote in favor of the Plan of Liquidation will also approve and ratify the transactions described in the proxy statement which the Company and its Board of Directors have undertaken in connection with the Plan of Liquidation.


         FOR  /   /               AGAINST  /   /                 ABSTAIN  /   /


2. In their discretion, upon such other matter or matters which may properly come before the meeting or at any postponements or adjournments thereof.



Stockholder: _______________________       Stockholder: _______________________

Signature:   _______________________       Signature:   _______________________

Date:        _______________________       Date:        _______________________



         Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a company or a partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.